PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MAY 3, 1995)

                                2,100,000 SHARES

                                     [LOGO]
                         SHURGARD STORAGE CENTERS, INC.
                              CLASS A COMMON STOCK
                               ------------------

    Shurgard Storage Centers, Inc. (the "Company") is a fully integrated, self-administered and self-managed real estate investment trust ("REIT") that develops, acquires, owns and manages self storage centers. As of September 30, 1996, the Company operated, directly and through its subsidiaries and joint ventures, 230 self storage properties that it owned or had an interest in, containing approximately 14.7 million net rentable square feet, which are located in over 22 major metropolitan areas in 19 states and Europe. In addition, the Company owns two business parks and one commercial building. The Company also manages, under the "Shurgard" name, 37 self storage centers and one business park, containing approximately 1.9 million net rentable square feet.

    All of the shares of Class A Common Stock, par value $0.001 per share (the "Common Stock"), offered hereby are being sold by the Company (the "Offering"). See "Underwriting." Upon the closing of the Offering, approximately 3.9% of the outstanding capital stock of the Company (including the Common Stock and the Class B Common Stock) will be beneficially owned by executive officers and directors of the Company. The Company has restricted the ownership of more than 9.8% of its capital stock by most holders in order to maintain its qualification as a REIT for federal income tax purposes. See "Description of Common Stock and Class B Common Stock" and "Restrictions on Transfers of Capital Stock; Excess Stock" in the accompanying Prospectus.

    The Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "SHU." On January 15, 1997, the reported closing price of the Common Stock on the NYSE was $28.625 per share. The Company has paid regular quarterly distributions to holders of the Common Stock and has increased its annual distribution each year since the completion of the consolidation of the 17 publicly held limited partnerships that formed the Company in March 1994.
                            ------------------------

  SEE "RISK FACTORS" BEGINNING ON PAGE S-6 FOR CERTAIN FACTORS RELEVANT TO AN
                        INVESTMENT IN THE COMMON STOCK.
                             ---------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS
             SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                   UNDERWRITING
                                                                   DISCOUNTS AND       PROCEEDS TO
                                               PRICE TO PUBLIC    COMMISSIONS(1)       COMPANY(2)
Per Share...................................       $28.625             $1.43             $27.195
Total(3)....................................     $60,112,500        $3,003,000         $57,109,500

(1) The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting estimated expenses of $140,000 payable by the Company.

(3) The Company has granted the Underwriter a 30-day option to purchase up to 315,000 additional shares of Common Stock solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $69,129,375, $3,453,450 and $65,675,925, respectively. See "Underwriting."
                            ------------------------

    The shares of Common Stock are being offered by the Underwriter named herein, subject to prior sale, when, as and if accepted by it and subject to certain conditions. It is expected that certificates for the shares of Common Stock offered hereby will be available for delivery on or about January 22, 1997 at the offices of Smith Barney Inc., 333 West 34th Street, New York, New York 10001.

                            ------------------------

                               SMITH BARNEY INC.
                                   ----------

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JANUARY 16, 1997.

    IN CONNECTION WITH THE OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             AVAILABLE INFORMATION

    The Company has filed a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "SEC") covering the Common Stock offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus Supplement and the accompanying Prospectus omit certain information, exhibits and undertakings contained in the Registration Statement. For further information pertaining to the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed as part thereof.

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the SEC. Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549; and at its Regional Offices located at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661; and 13th Floor, Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants such as the Company which file electronically with the SEC. The Common Stock is listed on the NYSE and such reports, proxy statements and other information concerning the Company can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The documents listed below have been filed by the Company under the Exchange Act with the SEC and are incorporated herein by reference:

    a. Annual Report on Form 10-K for the year ended December 31, 1995, as amended;

    b. Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1996;

    c. Description of the Common Stock contained in the Company's Registration Statement on Form 8-A, dated April 19, 1995, as amended;

    d. Description of the Preferred Share Purchase Rights contained in the Company's Registration Statement on Form 8-A, dated April 19, 1995, as amended; and

    e.  Current  Reports on Form  8-K dated  November 14, 1996  and January  16,
       1997.

    All documents filed by the Company pursuant to Sections 13(a), 13(d), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus Supplement and prior to the termination of the Offering shall be deemed to be incorporated by reference in this Prospectus Supplement and the accompanying Prospectus and to be part hereof from the date of filing such documents.

    Any statements contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus Supplement to the extent that a statement contained herein (or in the accompanying Prospectus) or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement.

    Copies of all documents that are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus Supplement incorporates) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus Supplement and the accompanying Prospectus is delivered, upon written or oral request. Requests should be directed to Investor Relations at the Company, 1201 Third Avenue, Suite 2200, Seattle, Washington 98101 (telephone number: (206) 624-8100).

                         PROSPECTUS SUPPLEMENT SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN,
OR INCORPORATED BY REFERENCE INTO, THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, INCLUDING DOCUMENTS INCORPORATED HEREIN BY REFERENCE, CONTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. FORWARD-LOOKING STATEMENTS ARE INHERENTLY SUBJECT TO RISK AND UNCERTAINTIES, MANY OF WHICH CANNOT BE PREDICTED WITH ACCURACY AND SOME OF WHICH MIGHT NOT EVEN BE ANTICIPATED. FUTURE EVENTS AND ACTUAL RESULTS, FINANCIAL AND OTHERWISE, MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS" IN THIS PROSPECTUS SUPPLEMENT AND IN "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULT OF OPERATIONS" IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1995, AND THE COMPANY'S QUARTERLY REPORTS ON FORM 10-Q FOR THE QUARTERS ENDED MARCH 31, JUNE 30, AND SEPTEMBER 30, 1996, WHICH ARE INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. UNLESS INDICATED OTHERWISE, THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT ASSUMES NO EXERCISE OF THE UNDERWRITER'S OVER-ALLOTMENT OPTION. UNLESS THE CONTEXT OTHERWISE REQUIRES, AS USED HEREIN THE TERM "COMPANY" REFERS TO SHURGARD STORAGE CENTERS, INC. AND ITS SUBSIDIARIES ON A CONSOLIDATED BASIS.

                                  THE COMPANY

    Shurgard Storage Centers, Inc. is a fully integrated, self-administered and self-managed REIT that develops, acquires, owns and manages self storage centers. The Company is one of the three largest operators of self storage centers in the United States and through its predecessors has been in the self storage business since 1972. The Company's strategy is to be the national leader in storage products and services by offering high-quality, conveniently located and secure self storage and a high level of customer service. This strategy enables the Company to position itself as a premium-priced storage provider in its target markets. The Company seeks to own and operate self storage centers that are located in major metropolitan areas along retail and high-traffic corridors.

    The Company's growth strategies are designed to maximize stockholder value by increasing funds from operations through (i) internal growth through increases in revenues and operating efficiencies at its existing stores and (ii) external growth through the development of new self storage properties and the acquisition of additional self storage properties. The Company believes that the experience of its management team in operating, developing and acquiring self storage properties and its access to capital markets strongly contribute to its ability to execute these strategies.

    The Company expects to fund future development and acquisitions through the incurrence of additional indebtedness, future offerings of equity securities and retained cash flow. Upon completion of the Offering and application of the net proceeds therefrom, the Company and its consolidated subsidiaries expect to have outstanding borrowings equal to approximately 22% of the Company's total market capitalization.

    As of September 30, 1996, the Company operated, directly and through its subsidiaries and joint ventures, 230 self storage properties that it owned or had an interest in, containing approximately 14.7 million net rentable square feet, which are located in over 22 major metropolitan areas in 19 states and Europe. In addition, the Company owns two business parks and one commercial building. The Company also manages, under the "Shurgard" name, 37 self storage centers and one business park, containing approximately 1.9 million net rentable square feet. For the nine months ended September 30, 1996, the self storage centers owned by the Company had a weighted average net rentable square foot occupancy rate of approximately 87% and a weighted average annual rent per net rentable square foot of $9.14.

    The Company employed approximately 700 persons as of December 31, 1996, and is headquartered in Seattle, Washington, with regional offices in Phoenix, Arizona; Chicago, Illinois; Atlanta,

Georgia; and Bellevue, Washington. The Company is a Delaware corporation incorporated on July 23, 1993. The Company's executive offices are located at 1201 Third Avenue, Suite 2200, Seattle, Washington 98101, and its telephone number is (206) 624-8100.

                              RECENT DEVELOPMENTS

    ACQUISITION ACTIVITIES. On November 14, 1996, the Company completed the acquisition of IDS/ Shurgard Income Growth Partners L.P., IDS/Shurgard Income Growth Partners L.P. II and IDS/ Shurgard Income Growth Partners L.P. III (collectively, the "Partnerships") through the merger of each of the Partnerships into the Company pursuant to an Acquisition Agreement among the Partnerships and the Company dated as of July 1, 1996 (the "Acquisition Agreement"). Pursuant to the Acquisition Agreement, the Company issued approximately 2,462,000 shares of Common Stock in the mergers. Based on the value of the Common Stock as defined in the Acquisition Agreement, $25.90 per share, the shares issued in the mergers had a value of approximately $63.8 million. The Company paid cash in lieu of issuing any fractional shares of Common Stock. The Company had previously acquired between 32% and 43% of the limited partnership units of each of the Partnerships through cash tender offers for an aggregate purchase price of approximately $40.6 million.

    DEVELOPMENT ACTIVITIES. During the nine months ended September 30, 1996, the Company opened nine storage centers and, as of September 30, 1996, had twelve additional storage centers under construction (five developed through joint venture partnerships and seven developed directly). As of September 30, 1996, the average occupancy of the seven projects opened by the Company in the first half of 1996 was 51% and the average rental rate for the month of September was $9.48 per square foot. As of September 30, 1996, the average occupancy of the six storage centers opened by the Company in 1995 was 70% and the average rental rate for the month of September was $10.13 per square foot.

    The Company's development projects were funded from stock offering proceeds, operating cash flow and proceeds from the Company's revolving credit facility. Because the annualized yield on these development projects for the quarter ended September 30, 1996 was only 4.7% compared to the Company's long-term borrowing rate of approximately 8.3%, these projects negatively impacted the Company's Funds From Operations ("FFO") for the quarter ended September 30, 1996 by an estimated $400,000. The Company anticipates the yields on such projects will improve as these development projects reach stabilization. For further discussion regarding the potential impact of development, refer to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 filed with the SEC. See "Risk Factors -- General Real Estate Investment Risks -- Risks of Real Estate Development and Acquisitions."

    The following table summarizes the Company's domestic development and expansion activity as of September 30, 1996:

                                                                                      ESTIMATED
                                                                                    COMPLETED COST
                                                                 NO. OF PROJECTS     OF PROJECTS
                                                               -------------------  --------------
NEW DEVELOPMENTS:
Opened in 1995...............................................               6        $ 17 million
Opened year to date September 30, 1996.......................               9        $ 33 million
Construction in progress.....................................              12        $ 41 million
EXPANSION OF EXISTING PROPERTIES:
Opened year to date September 30, 1996.......................               3        $  2 million
Construction in progress.....................................               3        $  6 million

    The Company opened four additional domestic storage centers in the fourth quarter of 1996 and anticipates opening an additional 30 to 35 during 1997. The projected number of projects to be opened in 1996 and 1997 could be reduced by zoning and permitting delays outside of the control of the

Company, increased competition for sites, delays during construction caused by, among other things, weather, unforeseen site conditions, labor shortages, scheduling problems with contractors, subcontractors or suppliers, or resource constraints.

    OTHER DEVELOPMENTS. In September 1996, the Company negotiated a two-year revolving credit facility (the "Credit Facility") to borrow up to $175 million bearing interest at a rate equal to a specified spread over LIBOR, which at September 30, 1996 was 162.5 basis points. After March 31, 1997, the Company's borrowing capacity under the Credit Facility will be reduced to $100 million. The Credit Facility currently is secured, but if certain events occur, it will become unsecured. Upon receiving an investment grade rating, the spread over LIBOR will become 137.5 basis points or lower, depending on the level of the investment grade rating.

    During   the  first  quarter  of  1997   the  Company  intends  to  register
approximately $200 million of securities with the SEC on a shelf registration statement.

                                  THE OFFERING

Common Stock offered hereby..................  2,100,000 shares
Common Stock to be outstanding after the
 Offering....................................  27,764,152 shares(1)
Use of Proceeds..............................  To pay down amounts drawn under the Company's revolving  credit  facility  and  for general
                                               corporate purposes. See "Use of Proceeds."
NYSE Symbol..................................  SHU

------------------------
(1) Excludes 1,442,000 shares of Common Stock reserved for issuance under the Company's employee stock purchase plan and upon exercise of outstanding options or options to be granted in the future under the Company's stock option plans.

                                  RISK FACTORS

    AN INVESTMENT IN SHARES OF COMMON STOCK INVOLVES VARIOUS RISKS. IN EVALUATING THE COMMON STOCK, INVESTORS SHOULD CONSIDER THE FOLLOWING FACTORS, IN ADDITION TO OTHER MATTERS SET FORTH OR INCORPORATED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS.

GENERAL REAL ESTATE INVESTMENT RISKS

    GENERAL RISKS RELATING TO REAL ESTATE OWNERSHIP AND OPERATION OF SELF STORAGE CENTERS. An investment in the Company is subject to the risks incident to the ownership of real estate-related assets and the operation of self storage centers. These risks include the fact that real estate investments are generally illiquid, which may impact the Company's ability to vary its portfolio in response to changes in economic and other conditions, as well as the risks normally associated with changes in market rental rates, the impact of environmental protection laws, and changes in tax, real estate and zoning laws.

    RISKS OF REAL ESTATE DEVELOPMENT AND ACQUISITIONS. The Company may invest new capital or reinvest sale or refinancing proceeds to develop properties or to acquire existing properties. Real estate development involves risks in addition to those involved in the ownership and operation of established properties, including the risks that construction may not be completed on schedule, resulting in increased construction and other costs, and that properties may not be leased on profitable terms or in accordance with scheduled lease-up plans. In addition, to develop properties, the Company must engage appropriate contractors or subcontractors or both to construct the properties, and problems may arise in connection with such engagements, thereby increasing the cost of the construction and resulting in delays in completion. Real estate acquisitions entail risks that acquired properties may not perform in accordance with management's expectations, including projected occupancy and rental rates, and that the Company may have overpaid for acquisitions. Furthermore, the Company may have underestimated the cost of improvements required to bring an acquired property up to standards established for the market position intended for that property. If any of the above were to occur to a material extent, the Company's ability to make expected distributions to stockholders would be adversely affected. The Company's ability to develop and acquire properties is dependent upon its ability to obtain equity or debt financing. As of the date hereof, the Company has a borrowing capacity of $175 million (which will be reduced to $100 million after March 31, 1997) under the Credit Facility. The issuance of additional capital stock to obtain financing to develop and acquire properties could result in a dilution of ownership for the existing stockholders. In addition, if cash flows generated from the investment of the net proceeds of such offering in properties or otherwise is less than the distributions payable to such new stockholders, distributions to all stockholders may be adversely affected. If any property fails to perform as expected or if any property owned by the Company requires significant unanticipated capital improvements, cash flow would be adversely affected.

    INVESTMENTS IN OTHER COMMERCIAL REAL ESTATE. Although the Company invests primarily in self storage properties, it may also invest in other commercial real estate if such investments are specifically approved by the Company's Board of Directors. The Company has no present plans to make any such investments. The authority of the Board of Directors to make such investments permits the Company flexibility in selecting appropriate investments and in adjusting to changes in the marketplace, without requiring amendments to the Company's Amended Bylaws (the "Bylaws") or specific stockholder approval. Investments in other forms of real estate, if they were to occur, will be subject to the risks unique to such investments and, in particular, the Company must ensure that such investments are managed by persons having the experience and expertise necessary for the effective management and operation of those investments. Unfamiliarity with local laws, procedures and practices, or in the operation of such other investments, might adversely affect the Company's FFO and its ability to make expected distributions to stockholders.

    INDIRECT INVESTMENTS. The Company has invested and may continue to invest in real estate by making participating mortgages or acquiring equity interests in partnerships, joint ventures or other legal entities that in turn have invested in real estate constituting appropriate investments for the Company. For example, in 1995 and 1996, the Company invested an aggregate of $11.5 million (as of

December 31, 1996) in SSC Benelux & Co. SCS, a Belgian entity that owns and operates self storage properties in the Benelux region of Europe. Under the Bylaws, a number of conditions must be satisfied before the Company is permitted to make these indirect investments, including, among others, the requirement that the joint investment not jeopardize the Company's eligibility to be taxed as a REIT or result in the Company's becoming an investment company under the Investment Company Act of 1940, as amended. These investments expose the Company to certain risks not present had the Company invested directly in the real estate, including, among others, currency risks, the risk that the Company may not have control over the legal entity that has title to the real estate, the possibility that the Company may invest in an enterprise that has liabilities that are not disclosed at the time of the investment and the possibility that the Company's investments would be illiquid and not readily accepted as collateral by the Company's lenders. Each of these risks might reduce the Company's cash flow or impair its ability to borrow funds, which ultimately could adversely affect the Company's ability to meet debt service obligations and make expected distributions to stockholders.

    LIMITED ASSET DIVERSIFICATION. The Company limits its investments primarily to self storage properties. The success of an investment in the Company will depend in large measure on the profitability of such businesses and real estate investments. The Company is not expected to have substantial interests in other real estate investments to hedge against the risk that national trends might adversely affect the profitability of self storage facilities.

    COMPETITION. Competition exists in every market in which the Company's stores are located. The Company competes with, among others, national, regional and numerous local self storage operators and developers. Such competition has adversely affected the occupancy levels and the rental revenues of the Company's self storage properties in specific markets. If competition adversely affects occupancy levels and rental revenues in a significant number of the Company's markets, it would adversely affect the Company's cash flow from operations and its ability to meet debt service obligations and make expected distributions to stockholders. The Company believes that the primary competition for potential customers of any of the Company's self storage stores comes from other self storage properties within a three-to-five-mile radius of that store. The Company does not seek to be the lowest-price self storage provider. Entry into the self storage business through acquisition of existing properties is relatively easy for persons or institutions with the required initial capital. Some of the Company's competitors may have more resources than the Company. Competition may be accelerated by any increase in availability of funds for investment in real estate. Decreases in interest rates tend to increase the availability of funds and therefore can increase competition. Due to recent increases in development of self storage properties in certain markets, the Company anticipates that increased available storage space may reduce occupancy levels per storage property within the industry in 1997 and further intensify competition among storage providers for available tenants. The extent to which the Company is affected by competition will depend in significant part on local market conditions.

    LIMITED POTENTIAL FOR OCCUPANCY GAINS. Although relatively low increases in storage supply and continued increases in industry demand have driven substantial occupancy gains over the last several years, the Company believes that significant future occupancy gains will be difficult to achieve with respect to stabilized properties. The Company anticipates that future increases in revenue from stabilized properties in its portfolio will be primarily the result of rental rate increases. To the extent that the existing properties continue to operate profitably, this will likely stimulate further development and result in greater competition between the newly developed and existing properties.

    POSSIBLE LIABILITY RELATING TO ENVIRONMENTAL MATTERS. Under various federal, state and local laws, ordinances and regulations, an owner or operator of real property may become liable for the costs of removal or remediation of certain hazardous substances released on or in its property. Such laws may impose liability without regard to whether the owner or operator knew of, or caused, the release of such hazardous substances. Although the Company has received a Phase I environmental assessment report for each of the properties that it owns, it has not received such a report for certain of the properties that it manages where the Company might be considered the operator. The purpose of each such report was to identify, as of the date of that report, potential sources of contamination of the property and to assess the status of environmental regulatory compliance. In addition, for some of the properties that it owns, the Company has received Phase II environmental assessment reports consisting of soil testing, subsurface water sampling, asbestos inspections or other investigations deemed appropriate by an independent environmental consultant. While the reports have not revealed any environmental liability or compliance concerns at the Company-owned properties that the Company believes would have a material adverse effect on its financial condition or results of operations, they have identified the presence of asbestos (which the Company believes may be managed in place in accordance with applicable environmental requirements) and contamination of soil and groundwater by former on-site underground storage tanks at certain of the Company-owned properties. The presence of hazardous substances on a property or the failure to meet environmental regulatory requirements may materially adversely affect the owner's ability to use or sell such property or to borrow using such property as collateral, and may cause the owner or operator of the property to incur substantial remediation or compliance costs. In addition to claims for cleanup or compliance costs, the presence of hazardous substances on a property or the release of hazardous substances from such property could result in the owner or operator incurring substantial liabilities as a result of a claim by a private party for personal injury, by an adjacent property owner for property damage or by a governmental entity for other damages. Such liability may be imposed under environmental laws or common-law principles. Persons who arrange for the disposal or treatment of hazardous substances may also be liable for the costs of removal or remediation of such substances at the disposal or treatment facility and associated damages, whether such facility is ever owned or operated by such persons. Although the Company has not received any notice of potential liability for any environmental remediation or associated damages or environmental compliance costs, and is not currently aware of any material environmental claims against it, there can be no assurance that no such claim will be asserted against the Company. In addition, there can be no assurance that any environmental assessments undertaken by the Company with respect to the properties that it owns and certain properties that it operates have revealed all potential environmental liabilities, that any prior owner or operator of the properties did not create any material environmental condition not known to the Company, or that an environmental contamination, noncompliance or other condition does not otherwise exist as to any one or more of the properties that could have a material adverse effect on the Company's financial condition or results of operations. Furthermore, there can be no assurance that
(i) future laws, ordinances or regulations will not impose any material environmental liability, (ii) the current environmental conditions of the Company's owned or managed properties will not be affected by the condition of properties in the vicinity of such properties (such as the presence of leaking underground storage tanks) or by the actions of third parties unrelated to the Company, or (iii) tenants will not violate their leases by introducing hazardous or toxic substances into the Company's owned or managed properties that could expose the Company to liability under federal or state environmental laws. The cost of defending such claims, conducting such environmental remediation or responding to such changed condition could materially adversely affect the Company's financial condition and results of operations.

    COST OF COMPLIANCE WITH AMERICANS WITH DISABILITIES ACT AND FIRE AND SAFETY REGULATIONS. All of the Company's properties are required to comply with the Americans With Disabilities Act, and the regulations, rules and orders that may be issued thereunder (the "ADA"). The ADA has separate compliance requirements for "public accommodations" and "commercial facilities," but generally requires that buildings be made accessible to persons with disabilities. Compliance with ADA requirements might require, among other things, removal of access barriers and noncompliance could result in the imposition of fines by the U.S. government, or an award of damages to private litigants. In addition, the Company is required to operate its properties in compliance with fire and safety regulations, building codes and other land use regulations, as they may be adopted by governmental agencies and bodies and become applicable to the Company's properties. Compliance with such requirements may require the Company to make substantial capital expenditures, which expenditures would reduce cash otherwise available for distribution to stockholders.

    PROPERTY TAXES. Each of the Company's properties is subject to real property taxes. The real property taxes on these properties and any other properties that the Company develops or acquires in the future may increase as property tax rates change and as such properties are assessed or reassessed by tax authorities.

    POTENTIAL UNDERINSURED LOSSES. The Company maintains title insurance on all of its properties. The Company uses its discretion in determining amounts, coverage limits and deductibility provisions of title, casualty and other insurance, based on appraisals and the purchase price paid by the Company for such property, in each case with a view to obtaining appropriate insurance coverage on the Company's properties at a reasonable cost and on suitable terms. This may result in insurance coverage that in the event of a loss would not be sufficient to pay the full current market value or current replacement cost of the Company's lost investment. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it infeasible to use insurance proceeds to replace a facility after it has been damaged or destroyed. Under such circumstances, the insurance proceeds received by the Company might not be adequate to restore its economic position with respect to such property.

RISKS RELATING TO QUALIFICATION AND OPERATION AS A REIT

    FAILURE TO REMAIN QUALIFIED AS A REIT. The Company has elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), commencing with its taxable year ended December 31, 1994. So long as the Company meets the requirements under the Code for qualification as a REIT each year, the Company will be entitled to a deduction when calculating its taxable income for dividends paid to its stockholders. For the Company to qualify as a REIT, however, certain detailed technical requirements must be met (including certain income, asset and stock ownership tests) under Code provisions for which, in many cases, there are only limited judicial and administration interpretations. In addition, the determination of various factual matters and circumstances not entirely within the Company's control may affect its ability to qualify as a REIT, and there can be no assurance that new legislation, regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. Although the Company believes that it is organized so as to qualify as a REIT under the Code, and that it has operated and will continue to operate in such a manner to so qualify as a REIT, the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in the Company's circumstances preclude any assurance that the Company will so qualify in any year. For any taxable year that the Company fails to qualify as a REIT, it would not be entitled to a deduction for dividends paid to its stockholders in calculating its taxable income. Consequently, the net assets of the Company and distributions to stockholders would be substantially reduced because of the Company's increased tax liability. Furthermore, to the extent that distributions had been made in anticipation of the Company's qualification as a REIT, the Company might be required to borrow additional funds or to liquidate certain of its investments in order to pay the applicable tax. Should the Company's qualification as a REIT terminate, the Company may not be able to elect to be treated as a REIT for the four taxable years following the year during which the qualification was lost. See "Certain Federal Income Tax Considerations -- Failure of the Company to Qualify as a REIT" in the accompanying Prospectus.

    EFFECT OF DISTRIBUTION REQUIREMENTS. To maintain its status as a REIT for federal income tax purposes, the Company generally is required each year to distribute to its stockholders at least 95% of its taxable income. In addition, the Company is subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of 85% of its ordinary income for such calendar year, 95% of its capital gain net income for the calendar year and any amount of such income that was not distributed in prior years. The Company may be required, under certain circumstances, to accrue as income for tax purposes interest, rent and other items treated as earned for tax purposes but not yet received. In addition, the Company may not be able to deduct currently as expenses for tax purposes certain items that actually have been paid. It is also possible that the Company could realize income, such as income from cancellation of indebtedness, that is not accompanied by cash proceeds. In any such event, the Company could have taxable income in excess of cash available for distribution. In such circumstances, the Company could be required to borrow money or liquidate investments on unfavorable terms in order to meet the distribution requirement applicable to a REIT. See "Certain Federal Income Tax Considerations -- Overview of REIT Qualification Rules -- Annual Distribution Requirements" in the accompanying Prospectus.

    CHANGES IN TAX LAWS WHICH COULD AFFECT REITS. Income tax treatment of REITs may be modified, prospectively or retroactively, by legislative, judicial or administrative action at any time. There can be no assurance that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to the qualification as a REIT or the federal income tax consequences of such qualification. While any such legislation may contain transitional rules that would reduce their impact on the Company, it is impossible to predict whether or in what form such legislation may be enacted in the future.

OTHER GENERAL RISKS

    EFFECT OF MARKET INTEREST RATES ON PRICE OF COMMON STOCK. One of the factors that influence the price of the Common Stock in public trading markets is the annual yield from distributions by the Company on the price paid for the Common Stock as compared to yields on other financial instruments. Thus, an increase in market interest rates will result in higher yields on other financial instruments, which could adversely affect the market price of the Common Stock.

    DEBT FINANCING. The Company is subject to risks normally associated with debt financing, including the risk that the Company's net cash flow from operations will be insufficient to meet required payments of principal and interest, the risk that existing indebtedness on the properties will not be able to be refinanced and the risk that the terms of such refinancing will not be as favorable as the terms of the existing indebtedness.

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the Common Stock offered hereby will be approximately $57.0 million ($65.5 million if the Underwriter's over-allotment option is exercised in full). The Company intends to use the net proceeds to pay down outstanding indebtedness under the Credit Facility, which had an outstanding balance as of September 30, 1996 of $92.6 million, and for general corporate purposes. The Credit Facility is a two-year revolving line of credit to borrow up to $175 million bearing interest at a rate equal to a specified spread over LIBOR, which at September 30, 1996 was 162.5 basis points. After March 31, 1997, the Company's borrowing capacity under the Credit Facility will be reduced to $100 million. The Credit Facility currently is secured, but if certain events occur, it will become unsecured. Upon receiving an investment grade rating, the spread over LIBOR will become 137.5 basis points or lower, depending on the level of the investment grade rating.

              PRICE RANGE OF COMMON STOCK AND DISTRIBUTION HISTORY

    On May 5, 1995, the Company began trading on the NYSE under the symbol "SHU." On January 15, 1997, the most recent available date before printing this Prospectus Supplement, the reported NYSE closing price per share of Common Stock was $28.625.

    Before May 5, 1995, the Common Stock was quoted on the Nasdaq National Market under the symbol "SHUR." The table below sets forth for the fiscal periods indicated the high and low closing prices per share of Common Stock as reported in published financial sources, and distributions declared.

                                                                 PRICE PER SHARE OF
                                                                    COMMON STOCK
                                                                --------------------  DISTRIBUTIONS
                                                                  HIGH        LOW      DECLARED(1)
                                                                ---------  ---------  --------------
1995
  First Quarter...............................................  $   23.75  $   19.50   $     .46
  Second Quarter(2)...........................................      24.25      22.63         .46
  Third Quarter...............................................      26.00      22.25         .46
  Fourth Quarter..............................................      27.38      24.75         .56(3)
1996
  First Quarter...............................................      27.50      25.88         .47
  Second Quarter..............................................      26.13      24.13         .47
  Third Quarter...............................................      26.00      23.63         .47
  Fourth Quarter..............................................      29.63      25.13
1997
  First Quarter (through January 15, 1997)....................      28.88      28.25

--------------------------
(1) Dividends declared by the Board of Directors based on financial results for the quarter specified.

(2) The high and low closing prices of the Common Stock were $23.50 and $23.00 per share, respectively, during the period from April 1, 1995 through May 4, 1995, when the Common Stock was quoted on the Nasdaq National Market. The high and low closing prices of the Common Stock were $24.50 and $22.63 per share, respectively, during the period from May 5, 1995, the date of commencement of trading of the Common Stock on the NYSE, through June 30, 1995.

(3) Includes a special dividend of $.10 declared in November 1995.

    As of January 15, 1997, there were approximately 28,000 holders of record of the Common Stock. The Company's current annualized distribution is $1.88 per share.

    The Company intends to continue to pay regular quarterly distributions to stockholders. Future distributions will be declared and paid at the discretion of the Board of Directors and will depend upon cash generated by operating activities, the Company's financial condition, capital requirements, annual distribution requirements under the REIT provisions of the Code and such other factors as the Board of Directors deems relevant. Under certain circumstances, which management of the Company does not expect to occur, the Company could be required to make distributions in excess of cash available for distribution in order to meet such requirements.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS
                           TO HOLDERS OF COMMON STOCK

GENERAL

    The following summary of certain federal income tax considerations to holders of Common Stock is based on current law, is for general information only and is not tax advice. The tax treatment of a holder of Common Stock will vary depending on his or her particular situation, and this discussion does not purport to deal with all aspects of federal income taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders (including insurance companies, financial institutions or broker-dealers, tax-exempt organizations, foreign corporations and persons who are not citizens or residents of the United States, except to the extent discussed under "-- Taxation of Tax-Exempt Stockholders" and "-- Federal Income Taxation of Foreign Stockholders") subject to special treatment under federal income tax laws.

    This discussion does not address any aspects of federal income taxation to the Company relating to its election to be taxed as a REIT. A summary of certain federal income tax considerations relating to the Company's REIT status is provided in the accompanying Prospectus.

    EACH INVESTOR SHOULD REFER TO THE ACCOMPANYING PROSPECTUS FOR A SUMMARY OF THE FEDERAL INCOME TAX CONSIDERATIONS TO THE COMPANY OF ITS REIT ELECTION. EACH INVESTOR IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES TO HIM OR HER OF THE ACQUISITION, OWNERSHIP AND SALE OF THE COMMON STOCK, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF TAXABLE U.S. STOCKHOLDERS GENERALLY

    As used herein, the term "U.S. Stockholder" means a holder of shares of Common Stock who (for U.S. federal income tax purposes) (i) is a citizen or resident of the United States, (ii) is a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) is an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

    As long as the Company qualifies as a REIT, distributions made by the Company out of its current or accumulated earnings and profits (and not designated as capital gain dividends) will constitute dividends taxable to its taxable U.S. Stockholders as ordinary income. Such distributions will not be eligible for the dividends-received deduction in the case of U.S. Stockholders that are corporations. Distributions made by the Company that are properly designated by the Company as capital gain dividends will be taxable to a U.S. Stockholder as long-term capital gains (to the extent that they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the U.S. Stockholder has held his or her shares of stock. U.S. Stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

    To the extent that the Company makes distributions (not designated as capital gain dividends) in excess of its current and accumulated earnings and profits, such distributions will be treated first as a tax-free return of capital to each U.S. Stockholder, reducing the adjusted basis that such U.S. Stockholder has in his or her shares of stock for tax purposes by the amount of such distribution (but not below zero), with distributions in excess of a U.S. Stockholder's adjusted basis in his or her shares taxable as capital gains (provided that the shares have been held as a capital asset). Dividends declared by the Company in October, November or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any net operating losses or capital losses of the Company.

    Distributions made by the Company and gain arising from the sale or exchange by a U.S. Stockholder of shares of Common Stock will not be treated as passive activity income, and, as a result, U.S. Stockholders generally will not be able to apply any "passive losses" against such income or gain. Distributions made by the Company (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of Common Stock, however, will not be treated as investment income unless the U.S. Stockholder so elects, in which case such capital gains will be taxed at ordinary income rates. The Company will notify stockholders after the close of the Company's fiscal year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

    Upon any sale or other disposition of shares of Common Stock, a U.S. Stockholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other disposition and (ii) the holder's adjusted basis in the shares for tax purposes. Such gain or loss will be capital gain or loss if the shares have been held by the U.S. Stockholder as a capital asset, and will be long-term gain or loss if the shares have been held for more than one year. In general, any loss recognized by a U.S. Stockholder on the sale or other disposition of shares of the Company that have been held for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions received by such U.S. Stockholder from the Company that were required to be treated as long-term capital gains.

BACKUP WITHHOLDING

    The Company will report to its U.S. Stockholders and the Internal Revenue Service (the "IRS") the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or
(ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Stockholder that does not provide the Company with his or her correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the U.S. Stockholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their nonforeign status to the Company. See "-- Federal Income Taxation of Foreign Stockholders."

TAXATION OF TAX-EXEMPT STOCKHOLDERS

    Generally, a tax-exempt investor that is exempt from tax on its investment income, such as an individual retirement account or a 401(k) plan, that holds the Common Stock as an investment will not be subject to tax on dividends paid by the Company. However, if such tax-exempt investor is treated as having purchased the Common Stock with borrowed funds, some or all of its dividends may be subject to tax as "Unrelated Business Taxable Income" ("UBTI"). In addition, under Section 856(h) of the Code, if certain requirements are met, a pension trust that owns more than 10% (by value) of the Company's outstanding stock, including preferred stock, could be treated as recognizing UBTI on a portion of their dividends even if their stock is held for investment and is not treated as acquired with borrowed funds. The ownership limit provisions on Company stock, however, should prevent this result in most cases.

FEDERAL INCOME TAXATION OF FOREIGN STOCKHOLDERS

    OVERVIEW. The rules governing U.S. income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and foreign trusts and estates (collectively, "Non-U.S. Stockholders") are complex and the following discussion is intended only as a summary of these rules. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws on an investment in the Company, including any reporting requirements.

    In general, a Non-U.S. Stockholder will be subject to the same U.S. federal income tax rules and rates that apply to a U.S. Stockholder if its investment in the Company is "effectively connected" with the Non-U.S. Stockholder's conduct of a trade or business in the United States. A corporate Non-U.S. Stockholder that receives income that is (or is treated as) effectively connected with a U.S. trade or business also may be subject to the branch profits tax at a 30% rate (or such lower rate as may be specified by an nonapplicable income tax treaty) under Section 884 of the Code, which tax is payable in addition to regular U.S. federal corporate income tax. The following discussion will apply to a Non-U.S. Stockholder whose investment in the Company is not so effectively connected.

    A distribution by the Company that is neither attributable to gain from the sale or exchange by the Company of "United States Real Property Interests" ("USRPIs") nor designated by the Company as a capital gain dividend will be treated as an ordinary income dividend to the extent that it is made out of current or accumulated earnings and profits of the Company. Generally, an ordinary income dividend made to a Non-U.S. Stockholder will be subject to a U.S. federal withholding tax equal to 30% of the gross amount of the dividend. This tax may be reduced by an applicable tax treaty between the United States and the country in which the Non-U.S. Stockholder resides. A distribution in excess of the Company's earnings and profits will be treated first as a nontaxable return of capital that will reduce a Non-U.S. Stockholder's basis in its stock. Any excess is then treated as a gain from the disposition of the Company's shares, the tax treatment of which is described below.

    Distributions by the Company that are attributable to gain from the sale or exchange by the Company of USRPIs may be taxed to the Non-U.S. Stockholder in the United States under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). FIRPTA generally applies to gains realized by foreign persons upon the sale or exchange of USRPIs, which includes real property situated in the United States and stock of any U.S. company that has a significant proportion of U.S. real property comprising its total business assets (e.g., 50% or more). Under FIRPTA, gains on sales of USRPIs are taxed to a Non-U.S. Stockholder as if the distributions were gains effectively connected with a U.S. trade or business even if the Non-U.S. Stockholder is not in fact engaged in a U.S. trade or business. Accordingly, if the Company distributes capital gains to which FIRPTA applies, a Non-U.S. Stockholder will be taxed at the same capital gain rates that apply to U.S. Stockholders (subject to any applicable alternative minimum tax and special alternative minimum tax in the case of a nonresident alien individual). Distributions subject to FIRPTA also may be subject to a 30% branch profits tax when made to a foreign corporate stockholder (except as otherwise provided by an applicable income tax treaty).

    The Company generally will be required to withhold from distributions to Non-U.S. Stockholders and remit to the IRS (i) 35% of capital gain dividends (or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends) and (ii) 30% (or lower treaty rate) of ordinary dividends paid out of earnings and profits. If the Company designates prior distributions as capital gain dividends, it need not make payment of the 35% withholding requirement; however, subsequent distributions, up to the amount of such prior distributions, will be treated as capital gain dividends for withholding purposes. A distribution in excess of the Company's earnings and profits may be subject to a 30% withholding tax on ordinary dividends if at the time of the distribution it cannot be determined whether the distribution will be in an amount in excess of the Company's current or accumulated earnings and profits. Because it generally cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the entire amount of any distribution normally will be subject to withholding at the same rate as a dividend. To the extent the Company does not so withhold, it is required to withhold 10% from any distribution to a Non-U.S. Stockholder whose shares are classified as a USRPI to the extent such distribution is in excess of current and accumulated earnings and profits. If the amount of tax withheld by the Company with respect to a distribution to a Non-U.S. Stockholder exceeds the Non-U.S. Stockholder's U.S. federal tax liability with respect to such distribution, the Non-U.S. Stockholder may file for a refund of such excess from the IRS.

    A sale of Company stock by a Non-U.S. Stockholder generally will not be subject to U.S. federal income taxation unless the stock sold constitutes a USRPI. Similarly, ordinary income dividends in excess of earnings and profits and basis will not be subject to U.S. federal taxation if the stock with respect to which the dividend is paid does not constitute a USRPI. The Common Stock will not constitute a USRPI if (i) the Company is a "domestically controlled REIT" or
(ii) the stock is "regularly traded" on an established securities market (such as the Nasdaq or the NYSE) and the stockholder owns (actually and constructively under certain constructive ownership rules) less than 5% of the stock during an applicable "look back" period. A domestically controlled REIT is a REIT in which at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by Non-U.S. Stockholders. There can be no assurance that the Company is or will continue to be a domestically controlled REIT.

    If, notwithstanding the above, gain on a sale of the Company's stock is taxable under FIRPTA, a Non-U.S. Stockholder would generally be subject to the same tax treatment discussed above with respect to capital gain dividends, with the exception that the requirement that the Company withhold 35% of the capital gain dividends will not apply. Instead, the purchaser of stock would be required to withhold 10% of the gross proceeds and remit this amount to the IRS.

    BACKUP WITHHOLDING TAX AND INFORMATION REPORTING. Backup withholding tax (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) and information reporting will generally not apply to distributions paid to Non-U.S. Stockholders outside the United States that are treated as (i) dividends subject to the 30% (or lower treaty rate) withholding tax discussed above, (ii) capital gains dividends, or
(iii) distributions attributable to gain from the sale or exchange by the Company of USRPIs. Generally, backup withholding and information reporting will not apply to a payment of stock sale proceeds by or through a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of stock sale proceeds by a foreign office of a broker that (a) is a United States person, (b) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or (c) is a "controlled foreign corporation" (generally, a foreign corporation controlled by U.S. Stockholders) for United States tax purposes, unless the broker has documentary evidence that the holder is a Non-U.S. Stockholder and certain other conditions are met, or the stockholder otherwise establishes an exemption. Payment to or through a United States office of a broker of the stock sale proceeds is subject to both backup withholding and information reporting unless the stockholder certifies under penalties of perjury that the stockholder is a Non-U.S. Stockholder, or otherwise establishes an exemption. A Non-U.S. Stockholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

    The backup withholding and information reporting rules are under review by the United States Treasury and their application to the stocks could be changed prospectively by future Treasury regulations.

STATE AND LOCAL TAXES

    Holders of Common Stock may be subject to various state or local taxes in other jurisdictions in which stockholders reside or own property or other interests. Such tax treatment of the stockholders in states having taxing jurisdiction over them may differ from the federal income tax treatment described in this summary. Consequently, each stockholder should consult his or her tax advisor as to the tax consequences of the Common Stock under the respective state laws applicable to him or her.

                                  UNDERWRITING

    Under the terms and subject to the conditions set forth in the Underwriting Agreement, dated the date hereof, by and between the Company and Smith Barney Inc. (the "Underwriter"), the Underwriter has agreed to purchase from the Company, and the Company has agreed to sell to the Underwriter, the Common Stock offered hereby.

    The Underwriting Agreement provides that the obligation of the Underwriter to pay for and accept delivery of the Common Stock is subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriter is obligated to take and pay for all shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.

    The Underwriter initially proposes to offer the Common Stock to the public at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession of $0.85 per share. After the initial offering, the public offering price and concession to dealers may be changed.

    The Company has granted to the Underwriter an option, exercisable for 30 days from the date of this Prospectus Supplement, to purchase up to an aggregate of 315,000 additional shares of Common Stock at the public offering price set forth on the cover page of this Prospectus Supplement, minus the underwriting discounts and commissions. The Underwriter may exercise such option to purchase additional shares solely for the purpose of covering over-allotments, if any, incurred in connection with the sale of the shares offered hereby.

    The Company and its officers and directors have agreed that they will not, directly or indirectly, offer, sell, contract to sell or otherwise dispose of any Common Stock or any security convertible into or exchangeable for Common Stock prior to the expiration of 90 days from the date hereof, without the prior written consent of the Underwriter.

    The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    The validity of the shares of Common Stock to be issued in connection with the Offering will be passed upon for the Company by Perkins Coie, Seattle, Washington. Certain legal matters relating to the Offering will be passed upon for the Underwriter by King & Spalding, Atlanta, Georgia.

PROSPECTUS

                         SHURGARD STORAGE CENTERS, INC.

                                  $200,000,000
               DEBT SECURITIES, PREFERRED STOCK AND COMMON STOCK

    Shurgard Storage Centers, Inc. (the "Company") may from time to time offer in one or more series (i) its debt securities (the "Debt Securities"), (ii) shares of its preferred stock, par value $.001 per share (the "Preferred Stock"), or (iii) shares of its Class A Common Stock, par value $.001 per share (the "Common Stock"), with an aggregate public offering price of up to $200,000,000 on terms to be determined at the time of offering. The Debt Securities, the Preferred Stock and the Common Stock (collectively, the "Securities") may be offered, separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (each, a "Prospectus Supplement").

    The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the Company's option or repayment at the holder's option, terms for sinking fund payments, terms for conversion into Preferred Stock or Common Stock, covenants and any initial public offering price; (ii) in the case of Preferred Stock, the specific designation and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; and (iii) in the case of Common Stock, any initial public offering price. In addition, such specific terms may include limitations on actual or constructive ownership and restrictions on transfer of the Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes. See "Restrictions on Transfers of Capital Stock; Excess Stock."

    The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

    The Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such series of Securities.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS THE
    SECURITIES AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES  COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

THE ATTORNEY GENERAL OF  THE STATE OF  NEW YORK HAS NOT  PASSED ON OR  ENDORSED
  THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                            ------------------------

                  The date of this Prospectus is May 3, 1995.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The registration statement on Form S-3 (of which this Prospectus is a part) (the "Registration Statement"), the exhibits and schedules forming a part thereof and the reports, proxy statements and other information filed by the Company with the Commission in accordance with the Exchange Act can be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Common Stock is quoted on the Nasdaq National Market ("Nasdaq") and similar information concerning the Company can be inspected and copied at the offices of Nasdaq, 1735 K Street, N.W., Washington, D.C. 20006. The Company's Common Stock has been approved for listing on the New York Stock Exchange (the "NYSE") commencing May 5, 1995, and similar information concerning the Company can be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005 after that time.

    The Company has filed with the Commission the Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the Commission's rules and regulations. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Securities, reference is hereby made to the Registration Statement and such exhibits and schedules, which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The documents listed below have been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference:

a.  Annual Report on Form 10-K for the fiscal year ended December 31, 1994;

b. Description of the Common Stock contained in the Company's Registration Statement on Form 8-A, as amended, dated April 19, 1995;

c. Description of the Preferred Share Purchase Rights contained in the Company's Registration Statement on Form 8-A, as amended, dated April 19, 1995; and

d.  Current Report on Form 8-K dated April 24, 1995.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents.

    Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    Copies of all documents that are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request. Requests should be directed to the Secretary of the Company, 1201 Third Avenue, Suite 2200, Seattle, Washington, 98101 (telephone number: (206) 624-8100 ext. 434).

                                  THE COMPANY

    Shurgard Storage Centers, Inc. (the "Company") is a fully integrated, self-administered and self-managed real estate investment trust ("REIT") that develops, acquires, owns and manages self storage centers. The Company's self storage centers offer low-cost, easily accessible storage space for personal and business uses. The Company is one of the three largest operators of self storage centers in the United States. The Company owns and operates, as of March 31, 1995, directly and through its wholly owned subsidiaries and joint ventures, 160 self storage centers, containing approximately 10.7 million net rentable square feet, which are located in 22 major metropolitan areas in 19 states. As a result of the merger (the "Merger") with Shurgard Incorporated (the "Management Company") described below, the Company also manages 84 self storage centers for affiliates and nonaffiliates. In addition, the Company owns two business parks and a commercial building. As of December 31, 1994 the Company's owned self storage centers had a weighted average annual net rentable square foot occupancy rate of 89% and a weighted average rent per net rentable square foot of $8.25.

    The Company began operations as a REIT through the consolidation on March 1, 1994 of 17 publicly held real estate limited partnerships (the "Consolidation") that were sponsored by the Management Company. On March 24, 1995, the Management Company merged with and into the Company pursuant to an Agreement and Plan of Merger dated December 19, 1994, and the Company became self-administered and self-managed. Through the Merger, the Company internalized the expertise and experience of the Management Company's personnel that cover all aspects of the self-storage industry.

    The Company is a Delaware corporation incorporated on July 23, 1993. The Company's executive offices are located at 1201 Third Avenue, Suite 2200, Seattle, Washington 98101, and the telephone number is (206) 624-8100.

                                USE OF PROCEEDS

    Unless otherwise described in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Securities for general corporate purposes, which will include the development and acquisition of additional properties and other acquisition transactions, the expansion and improvement of certain properties in the Company's portfolio, and the repayment of indebtedness.

                      RATIOS OF EARNINGS TO FIXED CHARGES

    The following table sets forth ratios of earnings to fixed charges for the periods shown. The ratio shown for the year ended December 31, 1994 is for the Company. Ratios shown for the years ended December 31, 1993, 1992, 1991 and 1990 are derived from combined historical financial information of the 17 publicly held real estate limited partnerships that were included in the Consolidation ("Predecessor").

                YEAR ENDED DECEMBER 31,
-------------------------------------------------------
               PREDECESSOR                    COMPANY
------------------------------------------  -----------
  1990       1991       1992       1993        1994
---------  ---------  ---------  ---------  -----------
    7.69x      8.93x     10.23x      8.80x       2.95x

    The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of net income before extraordinary items plus fixed charges. Fixed charges consist of interest expense (including interest costs capitalized) and the amortization of debt issuance costs. To date, the Company has not issued any Preferred Stock; therefore, the ratios of earnings to combined fixed charges and preferred share dividends are the same as the ratios presented above.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

    The Debt Securities will be direct obligations of the Company, which may be secured or unsecured, and which may be senior or subordinated indebtedness of the Company. The Debt Securities may be issued under one or more indentures, each dated as of a date before the issuance of the Debt Securities to which it relates and in the form that has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, subject to such amendments or supplements as may be adopted from time to time. Each such indenture (collectively, the "Indenture") will be entered into between the Company and a trustee (the "Trustee"), which may be the same Trustee. The Indenture will be subject to, and governed by, the Trust Indenture Act of 1939, as amended. The statements made hereunder relating to the Indenture and the Debt Securities are summaries of the anticipated provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and such Debt Securities. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture.

TERMS

    The particular terms of the Debt Securities offered by a Prospectus Supplement will be described in the particular Prospectus Supplement, along with any applicable modifications of or additions to the general terms of the Debt Securities as described herein and in the applicable Indenture and any applicable federal income tax considerations. Accordingly, for a description of the terms of any series of Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and the description of the Debt Securities set forth in this Prospectus.

    Except as set forth in any Prospectus Supplement, the Debt Securities may be issued without limits as to aggregate principal amount, in one or more series, in each case as established from time to time by the Company's Board of Directors or as set forth in the applicable Indenture or one or more indentures supplemental to the Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series.

    Each Indenture will provide that the Company may, but need not, designate more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under an Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series. If two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other Trustee and, except as otherwise indicated herein, any action described herein to be taken by a Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the applicable Indenture.

    The following summaries set forth certain general terms and provisions of the Indenture and the Debt Securities. The Prospectus Supplement relating to the series of Debt Securities being offered will contain further terms of such Debt Securities, including the following specific terms:

(1) the title of such Debt Securities;

(2) the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

(3) the price (expressed as a percentage of the principal amount thereof) at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or (if applicable) the portion of the principal amount of such Debt Securities that is convertible into Common Stock or Preferred Stock, or the method by which any such portion shall be determined;

(4) if convertible, the terms on which such Debt Securities are convertible, including the initial conversion price or rate and conversion period and, in connection with the preservation of the Company's status as a REIT, any applicable limitations on the ownership or transferability of the Common Stock or the Preferred Stock into which such Debt Securities are convertible;

(5) the date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

(6) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

(7) the date or dates, or the method for determining such date or dates, from which any interest will accrue, the dates upon which any such interest will be payable, the record dates for payment of such interest, or the method by which any such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

(8) the place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for conversion or registration of transfer or exchange and where notices or demands to or upon the Company in respect of such Debt Securities and the Indenture may be served;

(9) the period or periods, if any, within which, the price or prices at which and the terms and conditions upon which such Debt Securities may be redeemed, as a whole or in part, at the Company's option;

(10) the obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

(11) if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

(12) whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not, be based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

(13) whether such Debt Securities will be issued in certificated and/or book-entry form, and, if so, the identity of the depositary for such Debt Securities;

(14) whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

(15) the applicability, if any, of the defeasance and covenant defeasance provisions described herein or set forth in the applicable Indenture, or any modification thereof;

(16) any deletions from, modifications of or additions to the events of default or covenants of the Company, to the extent different from those described herein or in the applicable Indenture with respect to such Debt Securities, and any change in the right of any Trustee or any of the holders to declare the principal amount of any such Debt Securities due and payable;

(17) whether and under what circumstances the Company will pay any Additional Amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities in lieu of making such payment;

(18) the subordination provisions, if any, relating to such Debt Securities;

(19) the provisions, if any, relating to any security provided for such Debt Securities; and

(20) any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indenture.

    If so provided in the applicable Prospectus Supplement, the Debt Securities may be issued at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). In such cases, any special U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

    Except as may be set forth in any Prospectus Supplement, the Debt Securities will not contain any provisions that would limit the Company's ability to incur indebtedness or that would afford holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company or in the event of a change of control. Restrictions on ownership and transfers of the Common Stock, the Company's Class B Common Stock and Preferred Stock are, however, designed to preserve the Company's status as a REIT and, therefore, may act to prevent or hinder a change of control. See "Restrictions on Transfers of Capital Stock; Excess Stock." In addition, the Company's Restated By-Laws (the "By-Laws") provide that, subject to certain exceptions, the Company may not incur debt if after giving effect to such borrowing, its indebtedness for borrowed funds would exceed 50% of its total assets (as defined in the By-Laws) or 300% of its adjusted net worth (as defined in the By-Laws). Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the events of default or covenants of the Company that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

    Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof.

    Unless otherwise described in the applicable Prospectus Supplement, the principal of (and applicable premium, if any) and interest on any series of Debt Securities will be payable at the applicable Trustee's corporate trust office, the address of which will be set forth in the applicable Prospectus Supplement; PROVIDED, HOWEVER, that, at the Company's option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States.

    Subject to certain limitations imposed on Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for any authorized denomination of other Debt Securities of the same series and of a like aggregate principal amount and tenor upon surrender of such Debt Securities at the applicable Trustee's corporate trust office or at the office of any transfer agent designated by the Company for such purpose. In addition, subject to certain limitations imposed on Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer thereof at the applicable Trustee's corporate trust office or at the office of any transfer agent designated by the Company for such purpose. Every Debt Security surrendered for conversion, registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer and the person requesting such transfer must provide evidence of title and identity satisfactory to the applicable Trustee or transfer agent. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the

Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable
Prospectus Supplement refers to any transfer agent (in addition to the applicable Trustee) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each place of payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities.

    Neither the Company nor any Trustee shall be required to (a) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before the day of mailing of notice of redemption of any Debt Securities of that series that may be selected for redemption and ending at the close of business on the day of mailing the relevant notice of redemption; (b) register the transfer of or exchange any Debt Security, or portion thereof, so selected for redemption, in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part; or
(c) issue, register the transfer of or exchange any Debt Security that has been surrendered for repayment at the holder's option, except the portion, if any, of such Debt Security not to be so repaid.

MERGER, CONSOLIDATION OR SALE OF ASSETS

    The Indenture will provide that the Company may, with or without the consent of the holders of any outstanding Debt Securities, consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity, provided that (a) either the Company shall be the continuing entity, or the successor entity (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume the Company's obligation to pay the principal of (and premium, if any) and interest on all the Debt Securities and the due and punctual performance and observance of all the covenants and conditions contained in the Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of the Company or any subsidiary as a result thereof as having been incurred by the Company or such subsidiary at the time of such transaction, no event of default under the Indenture, and no event that, after notice or the lapse of time, or both, would become such an event of default, shall have occurred and be continuing; and (c) an officers' certificate and legal opinion covering such conditions shall be delivered to each Trustee.

CERTAIN COVENANTS

    EXISTENCE. Except as permitted under "-- Merger, Consolidation or Sale of Assets," the Indenture will require the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (by certificate of incorporation, by-laws and statute) and franchises; PROVIDED, HOWEVER, that the Company shall not be required to preserve any right or franchise if its Board of Directors determines that the preservation thereof is no longer desirable in the conduct of its business.

    MAINTENANCE OF PROPERTIES. The Indenture will require the Company to cause all of its material properties used or useful in the conduct of its business or the business of any subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and to cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the Company's judgment may be necessary so that the business carried on or in connection therewith may be properly and advantageously conducted at all times; PROVIDED, HOWEVER, that the Company and its subsidiaries shall not be prevented from selling or otherwise disposing of their properties for value in the ordinary course of business.

    INSURANCE. The Indenture will require the Company to, and to cause each of its subsidiaries to, keep in force upon all of its properties and operations policies of insurance carried with responsible companies in such amounts and covering all such risks as shall be customary in the industry in accordance with prevailing market conditions and availability.

    PAYMENT OF TAXES AND OTHER CLAIMS. The Indenture will require the Company to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (a) all taxes, assessments and governmental charges levied or imposed on it or any subsidiary or on the income, profits or property of the Company or any subsidiary and (b) all lawful claims for labor, materials and supplies that, if unpaid, might by law become a lien upon the property of the Company or any subsidiary; PROVIDED, HOWEVER, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith.

    PROVISION OF FINANCIAL INFORMATION. Whether or not the Company is subject to Section 13 or 15(d) of the Exchange Act, the Indenture will require the Company, within 15 days after each of the respective dates by which the Company would have been required to file annual reports, quarterly reports and other documents with the Commission if the Company were so subject, (a) to transmit by mail to all holders of Debt Securities, as their names and addresses appear in the applicable register for such Debt Securities, without cost to such holders, copies of the annual reports, quarterly reports and other documents that the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections,
(b) to file with the Trustee copies of the annual reports, quarterly reports and other documents that the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections, and (c) to supply, promptly upon written request and payment of the reasonable cost of duplication and delivery, copies of such documents to any prospective holder of Debt Securities.

    ADDITIONAL COVENANTS. Any additional covenants of the Company with respect to any of the series of Debt Securities will be set forth in the Prospectus Supplement relating thereto.

EVENTS OF DEFAULT, NOTICE AND WAIVER

    Unless otherwise provided in the applicable Indenture, each Indenture will provide that the following events are "events of default" with respect to any series of Debt Securities issued thereunder: (a) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (b) default in the payment of the principal of (or premium, if any, on) any Debt Security of such series at its maturity; (c) default in making any sinking fund payment as required for any Debt Security of such series; (d) default in the performance of any other covenant of the Company contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in the applicable Indenture; (e) a default under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company or any of its subsidiaries (including obligations under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles, but not including any indebtedness or obligations for which recourse is limited to property purchased) in an aggregate principal amount in excess of $10,000,000 or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any of its subsidiaries (including such leases, but not including such indebtedness or obligations for which recourse is limited to property purchased) in an aggregate principal amount in excess of $10,000,000, whether such indebtedness now exists or shall hereafter be created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable or such obligations being accelerated, without such acceleration having been rescinded or annulled; (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or any Significant Subsidiary of the Company; and (g) any other Event of Default provided with respect to a particular series of Debt Securities. The term "Significant Subsidiary" has the meaning ascribed to such term in Regulation S-X promulgated under the Securities Act.

    If an event of default under any Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable Trustee or the holders of not less than 25% in principal amount of the outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of all the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the applicable Trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then outstanding under the Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, the holders of not less than a majority of the principal amount of the outstanding Debt Securities of such series (or of all Debt Securities then outstanding under the Indenture, as the case may be) may rescind and annul such declaration and its consequences if (a) the Company shall have deposited with the applicable Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then outstanding under the Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable Trustee and (b) all events of default, other than the nonpayment of accelerated principal (or specified portion thereof), with respect to Debt Securities of such series (or of all Debt Securities then outstanding under the Indenture, as the case may be) have been cured or waived as provided in the Indenture. The Indenture will also provide that the holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under the Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (y) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (z) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the holder of each outstanding Debt Security affected thereby.

    The Indenture will require each Trustee to give notice to the holders of Debt Securities within 90 days of a default under the Indenture unless such default shall have been cured or waived; PROVIDED, HOWEVER, that such Trustee may withhold notice to the holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if specified responsible officers of the Trustee consider such withholding to be in such holders' interest.

    The Indenture will provide that no holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates thereof.

    The Indenture will provide that, subject to provisions in such Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holders of any series of Debt Securities then outstanding under the Indenture, unless such holders shall have offered to the Trustee reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under the Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee. The

Trustee may, however, refuse to follow any direction that is in conflict with any law or the Indenture that may involve the Trustee in personal liability or that may be unduly prejudicial to the holders of Debt Securities of such series not joining therein.

    Within 120 days after the close of each fiscal year, the Company will be required to deliver to the Trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof.

MODIFICATION OF THE INDENTURE

    Modifications and amendments of any Indenture will be permitted only with the consent of the holders of not less than a majority in principal amount of all outstanding Debt Securities issued under such Indenture affected by such modification or amendment; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the holder of each Debt Security affected thereby, (a) change the stated maturity of the principal of, or any installment of interest (or premium, if any) on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such Debt Security; (c) change the place of payment, or the coin or currency, for payment of principal of (and premium, if any), or interest on any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (e) reduce the above-stated percentage of outstanding Debt Securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of such Debt Security.

    The holders of a majority in aggregate principal amount of outstanding Debt Securities of each series may, on behalf of all holders of Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company with certain restrictive covenants in the applicable Indenture.

    Modifications and amendments of the Indenture will be permitted to be made by the Company and the Trustee without the consent of any holder of Debt Securities for any of the following purposes: (a) to evidence the succession of another person to the Company as obligor under the Indenture; (b) to add to the covenants of the Company for the benefit of the holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Company in the Indenture; (c) to add events of default for the benefit of the holders of all or any series of Debt Securities; (d) to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, PROVIDED that such action shall not adversely affect the interests of the holders of the Debt Securities of any series in any material respect; (e) to change or eliminate any provisions of the Indenture, PROVIDED that any such change or elimination shall become effective only when there are no Debt Securities outstanding of any series created prior thereto that are entitled to the benefit of such provision; (f) to secure the Debt Securities; (g) to establish the form or terms of Debt Securities of any series, including the provisions and procedures, if applicable, for the conversion of such Debt Securities into Common Stock or Preferred Stock; (h) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee; (i) to cure any ambiguity, defect or inconsistency in the Indenture; PROVIDED, HOWEVER, that such action shall not adversely affect the interests of holders of Debt Securities of any series in any material respect; or (j) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, PROVIDED, HOWEVER, that such action shall not adversely affect the interests of the holders of the Debt Securities of any series in any material respect.

    The Indenture will provide that in determining whether the holders of the requisite principal amount of outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of Debt Securities, (a) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (b) the principal amount of any Debt Security denominated in a foreign currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (a) above), (c) the principal amount of an indexed security that shall be deemed outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security in the applicable Indenture, and (d) Debt Securities owned by the Company or any other obligor upon the Debt Securities or any affiliate of the Company or of such other obligor shall be disregarded.

    The Indenture will contain provisions for convening meetings of the holders of Debt Securities of a series. A meeting may be permitted to be called at any time by the Trustee, and also, upon request, by the Company or the holders of at least 10% in principal amount of the outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture. Except for any consent that must be given by the holder of each Debt Security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding Debt Securities of that series; PROVIDED, HOWEVER, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding Debt Securities of a series; PROVIDED, HOWEVER, that if any action is to be taken at such meeting with respect to a consent or waiver that may be given by the holders of not less than a specified percentage in principal amount of the outstanding Debt Securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding Debt Securities of such series will constitute a quorum.

    Notwithstanding the foregoing provisions, the Indenture will provide that if any action is to be taken at a meeting of holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding Debt Securities affected thereby, or of the holders of such series and one or more additional series: (a) there shall be no minimum quorum requirement for such meeting and (b) the principal amount of the outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

    Unless otherwise indicated in the applicable Prospectus Supplement, the Company will be permitted, at its option, to discharge certain obligations to holders of any series of Debt Securities that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

    The Indenture will provide that, unless otherwise indicated in the applicable Prospectus Supplement, the Company may elect either to (a) defease and be discharged from any and all obligations with respect to any series of Debt Securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold money for payment in trust) ("defeasance") or (b) be released from its obligations with respect to such Debt Securities under the applicable Indenture (being the restrictions described under "-- Certain Covenants") or, if provided in the applicable Prospectus Supplement, its obligations with respect to any other covenant, and any omission to comply with such obligations, shall not constitute a default or an event of default with respect to such Debt Securities ("covenant defeasance"), in either case upon the irrevocable deposit by the Company with the applicable Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities that through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

    Such a trust may only be established if, among other things, the Company has delivered to the applicable Trustee an opinion of counsel (as specified in the applicable Indenture) to the effect that the holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, must refer to and be based on a ruling of the Internal Revenue Service (the "IRS") or a change in applicable U.S. federal income tax law occurring after the date of the Indenture. In the event of such defeasance, the holders of such Debt Securities would thereafter be able to look only to such trust fund for payment of principal (and premium, if any) and interest.

    "Government Obligations" means securities that are (a) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged, or (b) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt; PROVIDED, HOWEVER, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

    Unless otherwise provided in the applicable Prospectus Supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series,
(a) the holder of a Debt Security of such series is entitled to, and does, elect pursuant to the applicable Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security or (b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate. "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institution of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities, or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

    In the event the Company effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any event of default other than the event of default described in clause (d) under "-- Events of Default, Notice and Waiver" with respect to the specified sections of the applicable Indenture (which sections would no longer be applicable to such Debt Securities) or clause (g) thereunder with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the applicable Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their stated maturity, but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such event of default. The Company would, however, remain liable to make payment of such amounts due at the time of acceleration.

    The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

CONVERSION RIGHTS

    The terms and conditions, if any, upon which the Debt Securities are convertible into Common Stock or Preferred Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include whether such Debt Securities are convertible into Common Stock or Preferred Stock, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities and any restrictions on conversion, including restrictions directed at maintaining the Company's REIT status.

PAYMENT

    Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and applicable premium, if any) and interest on any series of Debt Securities will be payable at the Trustee's corporate trust office, the address of which will be stated in the applicable Prospectus Supplement; PROVIDED, HOWEVER, that, at the Company's option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States.

    All amounts paid by the Company to a paying agent or a Trustee for the payment of the principal of or any premium or interest on any Debt Security that remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to the Company, and the holder of such Debt Security thereafter may look only to the Company for payment thereof.

GLOBAL SECURITIES

    The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series.

              DESCRIPTION OF COMMON STOCK AND CLASS B COMMON STOCK

    The Company has authority to issue 120,000,000 shares of Common Stock, par value $.001 per share and 500,000 shares of Class B Common Stock, par value $.001 per share (the "Class B Common Stock"). At April 14, 1995, the Company had outstanding 18,095,988 shares of Common Stock and 154,604 shares of Class B Common Stock.

GENERAL

    The following description of the Common Stock sets forth certain general terms and provisions of the Common Stock to which any Prospectus Supplement may relate, including a Prospectus Supplement providing that the Common Stock will be issuable upon conversion of Debt Securities or Preferred Stock. The statements below describing the Common Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation") and By-Laws.

TERMS

    Subject to the preferential rights of any other shares or series of stock, holders of Common Stock will be entitled to receive dividends when, as and if declared by the Company's Board of Directors out of funds legally available therefor. Payment and declaration of dividends on the Common Stock and purchases of shares thereof by the Company will be subject to certain restrictions if the Company fails to pay dividends on the Preferred Stock. See "Description of Preferred Stock." Upon any liquidation, dissolution or winding up of the Company, holders of Common Stock (together with holders of Class B Common Stock) will be entitled to share equally and ratably in any assets available for distribution to them, after payment or provision for payment of the debts and other liabilities of the Company and the preferential amounts owing with respect to any outstanding Preferred Stock. The Common Stock will possess ordinary voting rights for the election of directors and in respect of other corporate matters, each share entitling the holder thereof to one vote. Holders of Common Stock will not have cumulative voting rights in the election of directors, which means that holders of more than 50% of all the shares of the Company's Common Stock and Class B Common Stock voting for the election of directors can elect all the directors if they choose to do so and the holders of the remaining shares cannot elect any directors. Holders of shares of Common Stock will not have preemptive rights, which means they have no right to acquire any additional shares of Common Stock that may be issued by the Company at a subsequent date. All shares of Common Stock now outstanding are, and additional shares of Common Stock offered will be when issued, fully paid and nonassessable, and no shares of Common Stock are or will be subject to preemptive or similar rights.

    The Class B Common Stock has rights substantially similar to those of the Common Stock. Each holder of Class B Common Stock was entitled to a loan from the Company in an amount necessary to satisfy the holder's general partner capital obligation to certain partnerships that were acquired by the Company in the Consolidation. Each loan is secured by a pledge of the Class B Common Stock held by the borrowing shareholder. Upon repayment of a portion of the loan, that portion of the Class B Common Stock equal to the percentage of the loan principal repaid is released from the pledge and is convertible, on a share-for-share basis, into shares of Common Stock. Class B Common Stock is not publicly traded but is transferable upon its release from the pledge.

RESTRICTIONS ON OWNERSHIP

    For the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding capital stock may be owned, actually or constructively, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, actually or constructively, by a single person or entity of the Company's outstanding equity securities. See "Restrictions on Transfers of Capital Stock; Excess Stock."

TRANSFER AGENT

    The registrar and transfer agent for the Common Stock and Class B Common Stock is Gemisys Corporation.

SHAREHOLDER RIGHTS PLAN

    Pursuant to the Rights Agreement dated as of March 17, 1994, between the Company and Gemisys Corporation, as Rights Agent (the "Rights Agreement"), holders of shares of the Common Stock and the Class B Common Stock have certain rights to purchase shares of the Company's Series A Junior Participating Preferred Stock (the "Junior Preferred Shares") exercisable only in certain circumstances (the "Rights"). The Rights, which are represented by certificates for the Common Stock and the Class B Common Stock, trade together with the Common Stock and the Class B Common Stock until a Distribution Date (as defined below). Each Right, when it becomes exercisable as described below, will entitle the registered holder to purchase one one-hundredth of a Junior Preferred Share at $65 per one one-hundredth of a Junior Preferred Share (subject to adjustment, the "Purchase Price").

    Until the earlier to occur of (a) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 10% or more of the outstanding Common Stock and Class B Common Stock and (b) 10 business days (or such later date as may be determined by action of the Company's Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 10% or more of such outstanding Common Stock and Class B Common Stock (the earlier of such dates, the "Distribution Date"), the Rights will be evidenced, with respect to any of the Common Stock and the Class B Common Stock certificates outstanding as of March 25, 1994 (the "Rights Record Date"), by such Common Stock and Class B Common Stock certificate, with a copy of a Summary of Rights to Purchase Preferred Shares (the "Summary of Rights") attached thereto.

    The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the Common Stock or Class B Common Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Stock or Class B Common Stock certificates issued after the Rights Record Date upon transfer or new issuance of Common Stock or Class B Common Stock will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Stock or Class B Common Stock outstanding as of the Rights Record Date, even without such notation or a copy of the

Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Stock or the Class B Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Stock and the Class B Common Stock as of the close of business on the Distribution Date, and such separate Right Certificates alone will evidence the Rights.

    The Rights are not exercisable until the Distribution Date. The Rights will expire on March 17, 2004, unless such date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case as described below.

    The Purchase Price payable and the number of Junior Preferred Shares or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (a) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Junior Preferred Shares, (b) upon the grant to holders of the Junior Preferred Shares of certain rights or warrants to subscribe for or purchase Junior Preferred Shares at a price, or securities convertible into Junior Preferred Shares with a conversion price, less than the then-current market price of the Junior Preferred Shares, or (c) upon the distribution to holders of the Junior Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Junior Preferred Shares) or of subscription rights or warrants (other than those referred to above).

    The number of outstanding Rights and the number of one one-hundredths of a Junior Preferred Share issuable upon exercise of each Right is also subject to adjustment in the event of a stock split of the Common Stock or the Class B Common Stock or a dividend on the Common Stock or the Class B Common Stock payable in Common Stock or subdivisions, consolidations or combinations of the Common Stock or the Class B Common Stock occurring, in any such case, prior to the Distribution Date.

    Junior Preferred Shares purchasable upon exercise of the Rights will be redeemable only in accordance with the redemption provisions discussed under "Restrictions on Transfers of Capital Stock; Excess Stock." Each holder of
Junior Preferred Shares will be entitled to a minimum preferential quarterly dividend payment of the greater of $1 per share and a per share dividend of 100 times the aggregate dividends declared per share of Common Stock or Class B Common Stock. In the event of liquidation, the holders of Junior Preferred Shares will be entitled to a minimum preferential liquidation payment of $100 per share or, if greater, to an aggregate per share payment of 100 times the aggregate payment made per share of Common Stock or Class B Common Stock. Each Junior Preferred Share will have 100 votes, voting together with the Common Stock and the Class B Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Common Stock and Class B Common Stock are exchanged, each Junior Preferred Share will be entitled to receive 100 times the amount received per share of Common Stock and Class B Common Stock. These rights are protected by customary antidilution provisions.

    Because of the nature of the Junior Preferred Shares' dividend, liquidation and voting rights, the value of the one one-hundredth interest in a Junior Preferred Share purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

    If any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision will be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Common Stock or Class B Common Stock having a market value, as of the date of exercise, of two times the exercise price of the Right. If the Company is acquired in a merger or other business combination transaction, or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the Right, that number of shares of common stock of the acquiring company that at the time of such transaction will have a market value of two times the exercise price of the Right.

    At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding Common Stock and Class B Common Stock, the Company's Board of Directors may exchange the Rights (other than Rights owned by such person or group that have become void), in whole or in part, at an exchange ratio of one share of Common Stock or Class B Common Stock, or one one-hundredth of a Junior Preferred Share (or of a share of a class or series of the Company's Preferred Stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

    With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Junior Preferred Shares will be issued (other than fractions that are integral multiples of one one-hundredth of a Junior Preferred Share, which may, at the Company's election, be evidenced by depositary receipts) and, in lieu thereof, an adjustment in cash will be made based on the market price of the Junior Preferred Shares on the last trading day prior to the date of exercise.

    At any time prior to any person or group becoming an Acquiring Person, the Company's Board of Directors may redeem the Rights in whole, but not in part, at the price of $.0001 per Right, with adjustments for stock splits, stock dividends or other similar transactions (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Company's Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

    The terms of the Rights may be amended by the Company's Board of Directors without the consent of the holders of the Rights, including an amendment to lower certain 10% thresholds described above to not less than the greater of (a) the sum of .001% and the largest percentage of the outstanding Common Stock and Class B Common Stock then known to the Company to be beneficially owned by any person or group of affiliated persons and (b) 9.8%, except that, from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person, no such amendment may adversely affect the interests of the holders of the Rights.

    Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

    The Rights have certain antitakeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on substantially all the Rights being acquired. The Rights will not interfere with any merger or other business combination approved by the Company's Board of Directors since the Company's Board of Directors may, at its option, at any time prior to any person or group becoming an Acquiring Person, redeem all, but not less than all, the then-outstanding Rights at the Redemption Price.

                         DESCRIPTION OF PREFERRED STOCK

    The Company is authorized to issue 40,000,000 shares of Preferred Stock, par value $.001 per share, of which no shares were outstanding as of April 14, 1995. The Company has designated 2,800,000 shares of the Preferred Stock as the Junior Preferred Shares issuable in connection with the Rights Agreement discussed under "Description of Common Stock and Class B Common Stock -- Shareholder Rights Plan."

GENERAL

    The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Certificate of Incorporation (including the applicable Certificate of Designations) and By-Laws.

    Shares of Preferred Stock may be issued from time to time in one or more series as authorized by the Company's Board of Directors. Subject to limitations prescribed by the Delaware General Corporation Law and the Certificate of Incorporation, the Company's Board of Directors is authorized to fix the number of shares constituting each series of Preferred Stock and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution by the Board of Directors or a duly authorized committee thereof. The Preferred Stock will, when issued, be fully paid and nonassessable and will have no preemptive rights.

    Reference is made to the Prospectus Supplement relating to the Preferred Stock offered thereby for specific terms, including:

(1) the title and stated value of such Preferred Stock;

(2) the number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

(3) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

(4) whether such Preferred Stock is cumulative or not and, if cumulative, the date from which dividends on such Preferred Stock shall accumulate;

(5) the procedures for any auction and remarketing, if any, for such Preferred Stock;

(6) the provision for a sinking fund, if any, for such Preferred Stock;

(7) any voting rights of such Preferred Stock;

(8) the provision for redemption, if applicable, of such Preferred Stock;

(9) any listing of such Preferred Stock on any securities exchange;

(10) the terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock, including the conversion price (or manner of calculation thereof);

(11) a discussion of federal income tax considerations applicable to such Preferred Stock;

(12) any limitations on actual, beneficial or constructive ownership and restrictions on transfer, in each case as may be appropriate to preserve the Company's REIT status;

(13) the relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

(14) any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

(15) any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock.

RANK

    Unless otherwise specified in the applicable Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company, rank (a) senior to all classes or series of Common Stock, Class B Common Stock and Excess Stock of the Company, to the Junior Preferred Shares and to all equity securities ranking junior to such Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; (b) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the affairs of the Company; and (c) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the affairs of the Company. As used in the Certificate of Incorporation for these purposes, the term "equity securities" does not include convertible debt securities.

DIVIDENDS

    Holders of shares of the Preferred Stock of each series shall be entitled to receive, when, as and if declared by the Company's Board of Directors, out of the Company's assets legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the Company's stock transfer books on such record dates as shall be fixed by the Company's Board of Directors.

    Dividends on any series of Preferred Stock may be cumulative or noncumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Company's Board of Directors fails to declare a dividend payable on a dividend payment date on any series of Preferred Stock for which dividends are noncumulative, then the holders of such series of Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

    If any shares of Preferred Stock of any series are outstanding, no full dividends shall be declared or paid or set apart for payment on the Preferred Stock of any other series ranking, as to dividends, on a parity with or junior to the Preferred Stock of such series for any period unless (a) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Stock of such series for all past dividend periods and the then current dividend period or (b) if such series of Preferred Stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Stock of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the shares of Preferred Stock of any series and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared on shares of Preferred Stock of such series and any other series of Preferred Stock ranking on a parity as to dividends of such Preferred Stock shall be declared pro rata so that the amount of dividends declared per share on the Preferred Stock of such series and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of Preferred Stock of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) and such other series of Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock of such series that may be in arrears.

    Except as provided in the immediately preceding paragraph, unless (a) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period and (b) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, no dividends (other than in the Common Stock, the Class B Common Stock or other capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made on the Common Stock, the Class B Common Stock or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, nor shall the Common Stock, the Class B Common Stock or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any amounts be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation).

    Any dividend payment made on shares of a series of Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series that remains payable.

REDEMPTION

    If so provided in the applicable Prospectus Supplement, the shares of Preferred Stock will be subject to mandatory redemption or redemption at the Company's option, as a whole or in part, in each case on the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

    The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accumulated and unpaid dividends thereon (which shall not, if such Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of capital stock of the Company, the terms of such Preferred Stock may provide that, if no such capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into shares of the applicable capital stock of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

    Notwithstanding the foregoing, unless (a) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all shares of such series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period and
(b) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, no shares of such series of Preferred Stock shall be redeemed unless all outstanding shares of Preferred Stock of such series are simultaneously redeemed; PROVIDED, HOWEVER, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Stock of such series to preserve the Company's REIT status or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series. In addition, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all outstanding shares of such series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Stock of such series (except by conversion into or exchange for capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation); PROVIDED, HOWEVER, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Stock of such series to preserve the Company's REIT status or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series.

    If fewer than all the outstanding shares of Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by the Company that will not result in the issuance of any Excess Stock.

    Notice of redemption will be mailed at least 30, but not more than 60, days before the redemption date to each holder of record of a share of Preferred Stock of any series to be redeemed at the address shown on the Company's stock transfer books. Each notice shall state: (a) the redemption date; (b) the number of shares and series of the Preferred Stock to be redeemed; (c) the redemption price; (d) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (e) that dividends on the shares to be redeemed will cease to accumulate on such redemption date; and (f) the date on which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the shares of Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Preferred Stock to be redeemed from each such holder and, upon redemption, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof. If notice of redemption of any shares of Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any shares of Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of Preferred Stock, such shares of Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. In order to facilitate the redemption of shares of Preferred Stock of any series, the Board of Directors may fix a record date for the determination of shares of such series of Preferred Stock to be redeemed.

    Subject to applicable law and the limitation on purchases when dividends on a series of Preferred Stock are in arrears, the Company may, at any time and from time to time, purchase any shares of such series of Preferred Stock in the open market, by tender or by private agreement.

LIQUIDATION PREFERENCE

    Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of the Common Stock, the Class B Common Stock or any other class or series of capital stock of the Company ranking junior to any series of the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Company, the holders of such series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the Company. If, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of any series of Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with such series of Preferred Stock in the distribution of assets upon liquidation, dissolution or winding up, then the holders of such series of Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

    If liquidating distributions shall have been made in full to all holders of any series of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital stock ranking junior to such series of Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other entity, or the sale, lease, transfer or conveyance of all or substantially all of the Company's property or business, shall not be deemed to constitute a liquidation, dissolution or winding up of the affairs of the Company.

VOTING RIGHTS

    Holders of the Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

    Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock of a series remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least a majority of the shares of such series of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (a) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such series of Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the Company into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (b) amend, alter or repeal the provisions of the Certificate of Incorporation or the Certificate of Designations for such series of Preferred Stock, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders thereof; PROVIDED, HOWEVER, that any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or any increase in the amount of authorized shares of such series or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

    The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

    Under Delaware law, notwithstanding anything to the contrary set forth above, holders of each series of Preferred Stock will be entitled to vote as a class upon a proposed amendment to the Certificate of Incorporation, whether or not entitled to vote thereon by the Certificate of Incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such series, increase or decrease the par value of the shares of such series, or alter or change the powers, preferences or special rights of the shares of such series so as to affect them adversely.

CONVERSION RIGHTS

    The terms and conditions, if any, upon which shares of any series of Preferred Stock are convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the Preferred Stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Preferred Stock.

RESTRICTIONS ON OWNERSHIP

    For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, actually or constructively, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, actually or constructively, by a single person or entity of the Company's outstanding equity securities. See "Restrictions on Transfers of Capital Stock; Excess Stock."

TRANSFER AGENT

    The transfer agent and registrar for any series of Preferred Stock will be set forth in the applicable Prospectus Supplement.

            RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK; EXCESS STOCK

    For the Company to qualify as a REIT under the Code, among other things, not more than 50% in value of its outstanding capital stock may be owned, actually or constructively, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year, and such capital stock must be beneficially owned by 100 or more persons during at least 355 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To ensure that the Company remains qualified as a REIT, the Certificate of Incorporation, subject to certain exceptions, provides that the Company may prevent the transfer and/or call for redemption of shares of the Company (whether Common Stock, Class B Common Stock or Preferred Stock) if more than 50% of the outstanding shares would be owned, actually or constructively, by five or fewer persons (defined to include individuals, corporations, partnerships, joint ventures and similar entities) or if one person would own, actually or constructively, more than 9.8% of the total outstanding shares (or such higher percentage as may be determined by the Company's Board of Directors (the "Ownership Limit")). In addition, the Company may prevent such transfers and/or call for redemption of such shares if the Company's Board of Directors determines in good faith that the shares have or may become concentrated to the extent that may prevent the Company from qualifying as a REIT. See "Certain Federal Income Tax Considerations -- Overview of REIT Qualification Rules -- Share Ownership." Any class or series of Preferred Stock may be subject to these restrictions if so stated in the resolutions providing for the issuance of such Preferred Stock. Any corporate investor wishing to acquire or own more than 9.8% of the total outstanding shares may petition the Company's Board of Directors in writing for approval. The Company's Board will grant such request unless it determines in good faith that the acquisition or ownership of such shares would jeopardize the Company's qualification as a REIT under existing federal tax laws and regulations. Any corporate investor intending to acquire shares in excess of the Ownership Limit must give written notice to the Company of the proposed acquisition no later than the date on which the transaction occurs and must furnish such opinions of counsel, affidavits, undertakings, agreements and information as may be required by the Company's Board of Directors to evaluate or to protect against any adverse effect of the transfer. Notwithstanding the foregoing, the Company's Board of Directors is not required to grant a request to adjust the Ownership Limit if the Company's Board of Directors believes, based on advice of legal counsel, that the granting of such request would cause the Company's Board of Directors to breach its fiduciary duties to the shareholders of the Company.

    If, despite the restrictions noted above, any person acquires shares of the Company's Common Stock and Class B Common Stock in excess of the Ownership Limit (applying certain constructive ownership provisions), the shares most recently acquired by such person in excess of the Ownership Limit will be automatically exchanged for an equal number of shares of Excess Stock. The Company is authorized to issue 160,000,000 shares of Excess Stock, par value $.001 per share. Pursuant to the Company's Certificate of Incorporation, shares of Excess Stock have the following characteristics: (a) owners of Excess Stock are not entitled to exercise voting rights with respect to the Excess Stock; (b) Excess Stock shall not be deemed outstanding for purposes of determining a quorum at any annual or special meeting of shareholders; and (c) Excess Stock will not be entitled to any dividends or other distributions. Any person who becomes an owner of Excess Stock is obligated to immediately give the Company written notice of such fact and certain information required by the Certificate of Incorporation. Excess Stock is also deemed to have been offered for sale to the Company or its designee for a period of 120 days from the later of (i) the date of the transfer that created the Excess Stock if the Company has actual notice that such transfer created the Excess Stock and (ii) the date on which the Company's Board of Directors determines in good faith that the transfer creating the Excess Stock has occurred. The Company has the right during such time period to accept the deemed offer or, in the Board of Directors' discretion, the Company may acquire and sell, or cause the owner to sell, the Excess Stock. The price for the Excess Stock will be the lesser of (y) the closing price of the shares exchanged into Excess Stock on the national stock exchange on which the shares are listed as of the date the Company or its designee acquires the Excess Stock or, if no such price is available, as determined in good faith by the Company's Board of Directors and (z) the price per share paid by the owner of the shares that were exchanged into Excess Stock or, if no purchase price was paid, the fair market value of such shares on the date of acquisition as determined in good faith by the Company's Board of Directors. Upon such transfer or sale, the Excess Stock will automatically convert to Common Stock with all voting and dividend rights effective as of the date of such conversion; PROVIDED, HOWEVER, that the owner will not be entitled to receive dividends payable with respect to Common Stock for the period during which the shares were Excess Stock.

    All certificates of Common Stock and Class B Common Stock, any other series of the Company's Common Stock or Class B Common Stock and any class or series of Preferred Stock will bear a legend referring to the restrictions described above. All persons who own a specified percentage (or more) of the outstanding capital stock of the Company must file an affidavit with the Company containing information regarding their ownership of stock as set forth in the Treasury Regulations. Under current Treasury Regulations, the percentage is set between
 .5% and 5%, depending on the number of record holders of capital stock. In addition, each shareholder shall upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares of capital stock of the Company as the Board of Directors deems necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

    This ownership limitation may have the effect of precluding acquisition of control of the Company by a third party unless the Board of Directors determines that maintenance of REIT status is no longer in the best interests of the Company.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

    The following summary of certain federal income tax considerations to the Company is based on current law, is for general information only, and is not tax advice. The tax treatment of a holder of any of the Securities will vary depending on the terms of the specific Securities acquired by such holder, as well as his or her particular situation. This discussion does not attempt to address any aspects of federal income taxation relating to holders of Securities. Certain federal income tax considerations relevant to a holder of Securities will be provided in the Prospectus Supplement relating thereto.

    EACH INVESTOR IS ADVISED TO CONSULT THE APPLICABLE PROSPECTUS SUPPLEMENT, AS WELL AS HIS OR HER OWN TAX ADVISOR, REGARDING THE TAX CONSEQUENCES TO HIM OR HER OF THE ACQUISITION, OWNERSHIP AND SALE OF THE OFFERED SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE LAWS.

QUALIFICATION OF THE COMPANY AS A REIT; OPINION OF COUNSEL

    The Company  intends to  elect to  be taxed  as a  REIT under  Sections  856 through 860 of the Code, commencing with its fiscal year ended December 31, 1994. The election to be taxed as a REIT will continue until it is revoked or otherwise terminated. The most important consequence to the Company of being treated as a REIT for federal income tax purposes is that it will not be subject to federal corporate income taxes on net income that is currently distributed to its shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) that typically results when a corporation earns income and distributes that income to shareholders in the form of a dividend. Accordingly, if the Company at any time fails to qualify as a REIT, the Company will be taxed on its distributed income, thereby reducing the amount of cash available for distribution to its shareholders.

    In the opinion of Perkins Coie, counsel to the Company, commencing with the taxable year ended December 31, 1994, the Company has been organized in conformity with the requirements for qualification as a REIT and its proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. This opinion is based on various assumptions and is conditioned upon the representations of the Company as to factual matters. Moreover, continued qualification and taxation as a REIT will depend on the Company's ability to satisfy on a continuing basis certain distribution levels, diversity of stock ownership and various qualification tests imposed by the Code as summarized below. While the Company intends to operate so that it will continue to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in the circumstances of the Company, no assurance can be given by counsel or the Company that the Company will so qualify for any particular year. Perkins Coie will not review compliance with these tests on a continuing basis, and has not undertaken to update its opinion subsequent to the date hereof.

TAXATION OF THE COMPANY AS A REIT

    If the Company qualifies for taxation as a REIT, it generally will not be subject to federal income tax on net income that is currently distributed to its shareholders. The Company may, however, be subject to certain federal taxes based on the amount of its distributions or its inability to meet certain REIT qualification requirements. These taxes are the following:

    TAX ON UNDISTRIBUTED INCOME. First, if the Company does not distribute all of its net taxable income, including any net capital gain, the Company would be taxed at regular corporate rates on the undistributed income or gains.

    TAX ON PROHIBITED TRANSACTIONS. Second, if the Company has net income from certain prohibited transactions, including sales or dispositions of property held primarily for sale to customers in the ordinary course of business, such net income would be subject to a 100% confiscatory tax.

    TAX ON FAILURE TO MEET GROSS INCOME REQUIREMENTS. Third, if the Company should fail to meet either the 75% or 95% gross income test as described below but still qualify for REIT status because, among other requirements, it was able to show that such failure was due to reasonable cause, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount, if any, by which the Company failed either the 75% or the 95%
gross income test, multiplied by (b) a fraction intended to reflect the Company's profitability.

    TAX ON FAILURE TO MEET DISTRIBUTION REQUIREMENTS. Fourth, if the Company should fail to distribute during each calendar year at least the sum of (a) 85% of its REIT ordinary income for such year, (b) 95% of its REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

    TAX ON BUILT-IN GAIN. Fifth, if during the 10-year period (the "Recognition Period") beginning on the date that the Management Company merged with and into the Company, the Company recognizes gain on the disposition of any asset acquired by the Company from the Management Company, then to the extent of the excess of (a) the fair market value of such asset as of the beginning of such Recognition Period over (b) the Company's adjusted basis in such asset as of the beginning of such Recognition Period, such gain will be subject to tax at the highest regular corporate rate pursuant to IRS regulations that have not yet been promulgated.

    ALTERNATIVE MINIMUM TAX. Sixth, the Company may be subject to alternative minimum tax on certain items of tax preference.

    TAX ON FORECLOSURE PROPERTY. Seventh, if the Company has (a) net income from the sale or other disposition of foreclosure property that is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income.

OVERVIEW OF REIT QUALIFICATION RULES

    The following summarizes the basic requirements for REIT status:

    (a) The Company must be a corporation, trust or association that is managed by one or more trustees or directors.

    (b) The Company's stock or beneficial interests must be transferable and held by more than 100 shareholders, and no more than 50% of the value of the Company's stock may be held, actually or constructively, by five or fewer individuals.

    (c) Generally, 75% (by value) of the Company's investments must be in real estate, mortgages secured by real estate, cash or government securities.

    (d) The Company must meet three gross income tests:

        (i) First, at least 75% of the gross income must be derived from specific real estate sources;

        (ii) Second, at least 95% of the gross income must be from the real estate sources includable in the 75% test, or from dividends, interest or gains from the sale or disposition of stock and securities; and

        (iii) Third, less than 30% of the gross income may be derived from the sale of real estate assets held for less than four years, from the sale of certain "dealer" properties or from the sale of stock or securities having a short-term holding period.

    (e) The Company must distribute to its shareholders in each taxable year an amount at least equal to 95% of the Company's "REIT taxable income" (which is generally equivalent to taxable ordinary income and is defined below).

    The discussion set forth below explains these REIT qualification requirements in greater detail. It also addresses how these highly technical rules may be expected to impact the Company in its operations, noting areas of uncertainty that perhaps could lead to adverse consequences to the Company and its shareholders.

    SHARE OWNERSHIP. The Company's shares of stock are fully transferable, with the exception of certain shares that are subject to contractual transfer restrictions. Furthermore, the Company has more than 100 shareholders and its Certificate of Incorporation provides, to decrease the possibility that the Company will ever be closely held, that no individual, corporation or partnership is permitted to actually or constructively acquire more than 9.8% of the number of outstanding shares of Common Stock. The Ownership Limit may be adjusted, however, by the Company's Board of Directors in certain circumstances. Shares acquired in excess of the Ownership Limit may be redeemed by the Company. In addition, the Certificate of Incorporation provides that shares acquired in excess of the Ownership Limit will automatically convert into nondividend-paying and nonvoting shares of Excess Stock. Contractual or securities law restrictions on transferability should be disregarded for purposes of determining the transferability of REIT shares. The ownership and transfer restrictions pertaining generally to a particular issue of Preferred Stock will be described in the Prospectus Supplement relating to such issue.

    NATURE OF ASSETS. On the last day of each calendar quarter, at least 75% of the value of the Company's total assets must consist of (a) real estate assets (including interests in real property and mortgages on loans secured by real property), (b) cash and cash items (including receivables), and (c) government securities (collectively, the "real estate assets"). In addition, no more than 25% of the value of the Company's assets may consist of securities (other than government securities). Finally, except for certain "qualified REIT subsidiaries," as described below, the securities of any issuer, other than the United States government, may not represent more than 5% of the value of the Company's total assets or 10% of the outstanding voting securities of any one issuer.

    While, as noted above, a REIT cannot own more than 10% of the outstanding voting securities of any single issuer, an exception to this rule permits REITs to own "qualified REIT subsidiaries." A "qualified REIT subsidiary" is any corporation in which 100% of its stock is owned by the REIT at all times during which the corporation was in existence. The Company currently has three wholly owned corporate subsidiaries that were formed and owned at all times during their existence by the Company. These corporations should be treated as "qualified REIT subsidiaries" and should not adversely affect the Company's qualification as a REIT.

    The Company owns interests in partnerships that directly or indirectly own and operate self-storage facilities. The Company, for purposes of satisfying its REIT asset and income tests, will be treated as if it owns a proportionate share of each of the assets of these partnerships attributable to such interests. For these purposes, the Company's interest in each of the partnerships will be determined in accordance with its capital interest in such partnership. The character of the various assets in the hands of the partnership and the items of gross income of the partnership will remain the same in the Company's hands for these purposes. Accordingly, to the extent the partnership receives qualified real estate rentals and holds real property, a proportionate share of such qualified income and assets, based on the Company's capital interest in the partnerships, will be treated as qualified rental income and real estate assets of the Company for purposes of determining its REIT characterization. It is expected that substantially all the properties of the partnerships will constitute real estate assets and generate qualified rental income for these REIT qualification purposes.

    In several partnerships, the Company is entitled to a percentage of profits in excess of its percentage of total capital contributed to the partnership. Regulatory authority does not specifically address this situation and, based on existing authority, the treatment of these profit interests when applying these gross income and asset rules is uncertain. For example, based on the existing rules, if the amount of net income allocated to a REIT based on a profit interest in a partnership is in excess of its capital interest in the partnership's underlying gross income, the amount of such excess should be entirely disregarded for these REIT qualification purposes. Furthermore, these rules do not specifically address the manner in which a REIT is to determine its capital interest. There is no reference to the capital account or special allocation rules of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder and these rules do not address acquisitions of partnership interests for valuable consideration. Based on the fact that the Company acquired these interests for valuable consideration in connection with the Merger and at a time when the partnership assets may have some appreciated capital value, the Company may be treated as having a capital percentage in the partnerships at the time of the Merger. In the event the IRS determines that the percentage of capital contributed is the proper indicator of a capital interest, however, a portion of the income recognized by the Company and the real estate treated as owned by the Company attributable to its interest in these partnerships may be disregarded when applying these gross income and asset requirements.

    This treatment for partnerships is conditioned on the treatment of these entities as partnerships for federal income tax purposes (as opposed to associations taxable as corporations). If any of the partnerships is treated as an association, it would be taxable as a corporation. In such situation, if the Company's ownership in any of the partnerships exceeded 10% of the partnership's voting interests or the value of such interest exceeded 5% of the value of the Company's assets, the Company would cease to qualify as a REIT. Furthermore, in such a situation, distributions from any of the partnerships to the Company would be treated as dividends, which are not taken into account in satisfying the 75% gross income test described below and which could therefore make it more difficult for the Company to qualify as a REIT for the taxable year in which such distribution was received. In addition, in such a situation, the interest in any of the partnerships held by the Company would not qualify as "real estate assets," which could make it more difficult for the Company to meet the 75% asset test described above. Finally, in such a situation, the Company would not be able to deduct its share of any losses generated by the partnerships in computing its taxable income. The Company believes that each of the partnerships will be taxed for tax purposes as a partnership (and not as an association taxable as a corporation). However, there can be no assurance that the IRS may not successfully challenge the tax status of any of the partnerships.

    INCOME TESTS. To maintain its qualification as a REIT, the Company must meet three gross income requirements that must be satisfied annually. First, at least 75% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain from the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the REIT's gross income (including gross income from prohibited transactions) for each taxable year.

    Rents received by the Company on the lease of self-storage facilities will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts of sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income test if the Company, or an owner of 10% or more of the Company, actually or constructively owns 10% or more of such tenant (a "Related-Party Tenant"). Third, if rent attributable to personal property leased in connection with the lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." The Company does not anticipate charging rent for any portion of any property that is based in whole or in part on the income or profits of any person and the Company does not anticipate receiving rents in excess of a de minimis amount from Related-Party Tenants. Furthermore, the Company does not lease personal property in connection with its rental of self-storage facilities.

    Finally, for rents to qualify as "rents from real property," the Company must not operate or manage the property or furnish or render services to tenants unless the Company furnishes or renders such services through an independent contractor from whom the Company derives no revenue. The Company need not utilize an independent contractor to the extent that services provided by the

Company are usually and customarily rendered in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." The Company has obtained a private letter ruling from the IRS ruling that the management services provided by the Company for its own properties will not cause the rents received by the Company to be treated as other than "rents from real property." The ruling is based on a description of those management services to be performed by the Company in connection with its own properties, including maintenance, repair, lease administration and accounting and security.

    The ruling also considers certain ancillary services to be directly performed by the Company such as truck rentals and inventory sales. The ruling provides that such services do not otherwise adversely affect the characterization of the rental income received by the Company. Nonetheless, income from truck rentals and certain other ancillary services does not qualify under these gross income tests ("Nonqualifying Income"). In addition, the fees, consideration and certain reimbursements that the Company receives for performing management and administrative services with respect to properties that are not owned entirely by the Company will also be treated as Nonqualifying Income.

    As of the date of this Prospectus, the Company anticipates that it will generate Nonqualifying Income of between approximately 4.1% and 4.3% in 1995 and between approximately 4.5% and 4.7% in 1996 based on its historical and budgeted revenues and assuming no substantial change in its current operations.

    The Company intends to monitor the percentage of Nonqualifying Income and reduce the percentage of Nonqualifying Income if necessary. Because the income tests are based on a percentage of total gross income, increases in qualifying rents will reduce the percentage of Nonqualifying Income. For example, the Company may acquire real estate assets that would generate additional qualifying income, thereby lowering the percentage of total Nonqualifying Income. Increases in other Nonqualifying Income may similarly affect these calculations. Reference is made to the applicable Prospectus Supplement for a current discussion, if any, relating to the amount of Nonqualifying Income expected to be generated by the Company.

    If the Company fails to satisfy one or both of the 75% and 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions generally will be available if the Company's failure to meet such test was due to reasonable cause and not willful neglect and the Company attaches a schedule of its income sources to its tax return that does not fraudulently or intentionally exclude any income sources. As discussed above, even if these relief provisions apply, a tax would be imposed with respect to such excess income.

    ANNUAL DISTRIBUTION REQUIREMENTS. Each year, the Company must have a deduction for dividends paid (determined under Section 561 of the Code) to its shareholders in an amount equal to (a) 95% of the sum of (i) its "REIT taxable income" as defined below, (ii) any net income from foreclosure property less the tax on such income, minus (b) any "excess noncash income," as defined below. "REIT taxable income" is the taxable income of a REIT computed without a deduction for dividends paid and excluding any net capital gain. REIT taxable income is further adjusted by certain items, including, without limitation, an exclusion for net income from foreclosure property, a deduction for the excise tax on the greater of the amount by which the REIT fails the 75% or the 95% income test, and an exclusion for an amount equal to any net income derived from prohibited transactions. "Excess noncash income" means the excess of certain amounts that the REIT is required to recognize as income in advance of receiving cash, such as original issue discount on purchase money debt, over 5% of the REIT taxable income before deduction for dividends paid and excluding any net capital gain. Such distributions must be made in the taxable year to which they relate, or in the following taxable year if declared before the REIT timely files its tax return for such year and is paid on or before the first regular dividend payment after such declaration.

    It is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between (a) the actual receipt of income and the actual payment of deductible expenses and (b) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company. Furthermore, substantial principal payments on Company indebtedness, which has the effect of lowering the amount of distributable cash without an offsetting deduction to Company taxable income, may adversely affect the Company's ability to meet this distribution requirement. In the event that such timing differences or reduction to distributable cash occurs, in order to meet the 95% distribution requirement, the Company may find it necessary to arrange for short-term, or possible long-term, borrowings or to pay dividends in the form of taxable stock dividends.

    Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year that may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay to the IRS interest based on the amount of any deduction taken for deficiency dividends.

    DISTRIBUTION OF ACQUIRED EARNINGS. In addition to the above annual distribution requirements, a REIT is not allowed to have accumulated earnings and profits attributable to non-REIT years. A REIT has until the close of its first taxable year in which it has non-REIT earnings and profits to distribute any such accumulated earnings and profits. As a result of the Merger in March 1995, the Company is treated as having acquired the Management Company's accumulated earnings and profits and must, therefore, distribute these earnings and profits prior to the close of 1995. Failure to do so would result in loss of the Company's REIT status. See "-- Failure of the Company to Qualify as a REIT."

    The amount of the Management Company's accumulated earnings and profits acquired by the Company (the "Acquired Earnings") will be determined, in part, through an earnings and profits study based on the Management Company's corporate tax returns as filed for the years beginning on the Management Company's date of incorporation through the date of the Merger. Furthermore, as a result of the Management Company's spin off of InterMation, Inc. ("InterMation") prior to the Merger, a portion of the Management Company's consolidated earnings and profits have been allocated to InterMation based on the relative fair market values of the two separate corporations at the time of the spin-off. The valuation of these two corporations will be based on the share consideration paid by the Company for the Management Company in the Merger (exclusive of contingent consideration) and an independent valuation of InterMation.

    As of the date of this Prospectus the Company estimates that the amount of the Acquired Earnings is between $4,500,000 and $5,500,000, depending on the relative values of InterMation assumed for allocating such accumulated earnings and profits in connection with the spin-off. This estimate is based on, among other things, (i) a reduction in the accumulated earnings and profits of the Management Company resulting from the exercise of stock options and the payment of cash bonuses to pay taxes associated with such exercise during 1995, (ii) a reduction in the accumulated earnings and profits of the Management Company resulting from payment of stock and cash bonuses during 1994 and 1995, and (iii) a reduction in the accumulated earnings and profits of the Management Company resulting from an InterMation net operating loss for the 1995 period ending on the date of the spin-off. The amount of these reductions has not been independently reviewed as of the date of this Prospectus. Because the above range is based on estimates and other assumptions, the actual amount of Acquired Earnings may differ from the above range.

    Based on its quarterly dividend history during 1994, the Company will be required to increase its distributions during 1995 to distribute the Acquired Earnings. The Company may accomplish these additional distributions by increasing its quarterly distribution, making special distributions during 1995 or making a special year-end distribution. A year-end distribution must be declared within the last three months of 1995, payable to shareholders of record on a specified date in any such month and paid prior to January 31, 1996. This distribution, to the extent it constitutes a dividend, would be treated for all purposes as a 1995 dividend to the Company's shareholders even though received by the shareholders after year-end. The Company intends to make distributions that are sufficient to fully distribute the Acquired Earnings prior to the end of 1995. As a result of these increased distributions, the Company's shareholders will recognize additional dividend income in 1995.

    The calculation of the amount of Acquired Earnings is subject to challenge by the IRS. The IRS may examine the Management Company's prior tax returns and propose adjustments to increase its taxable income. Because the earnings and profits study used to calculate the amount of Acquired Earnings is based on these returns, such adjustments may increase the amount of Acquired Earnings, particularly since the IRS may consider all taxable years as open for review for purposes of determining earnings and profits. Moreover, there can be no assurance that the IRS will respect the valuations used for purposes of allocating the consolidated earnings and profits between the Management Company and InterMation in connection with the spin-off. If the IRS determines that the Management Company has a proportionately greater value than InterMation at the time of the InterMation spin-off, the amount of Acquired Earnings would proportionately increase.

    If the IRS determines that the Company has not distributed the Acquired Earnings prior to the end of 1995, the Company would fail to qualify as a REIT for 1995. See "-- Failure of the Company to Qualify as a REIT." However, the Company may make an additional distribution within 90 days of such a determination by the IRS and would be required to pay the IRS an interest charge based on 50% of the amount not previously distributed. If such additional distribution is made, the Company's failure to distribute the Acquired Earnings would not prevent it from qualifying as a REIT for years subsequent to 1995.

    Reference is made to the applicable Prospectus Supplement for a current discussion, if any, of the amount of Acquired Earnings and the expected timing and amount of Company distributions.

FAILURE OF THE COMPANY TO QUALIFY AS A REIT

    If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company would be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, thereby reducing the amount of cash available for distribution to its shareholders. Distributions to shareholders in any year in which the Company fails to qualify would not be deductible by the Company nor would they be required to be made. In such an event, to the extent of current and accumulated earnings and profits, all distributions to shareholders would be taxable as ordinary income and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory relief provisions, the Company would also be disqualified from taxation as a REIT for the four taxable years following the year during which such qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

MANAGEMENT COMPANY MERGER

    The Company has obtained an opinion from Perkins Coie that, among other things, the Merger will be treated as a reorganization under Section 368(a) of the Code and that no gain or loss will be recognized by the Company or the Management Company in the Merger. No ruling from the IRS will be applied for with respect to the federal income tax consequences of the Merger. Thus there can be no assurance that the IRS will agree with the conclusions set forth in such opinion. If the Merger does not qualify as a reorganization under Section 368(a) of the Code, the Management Company would recognize gain or loss in an amount equal to the difference between the fair market value of the Common Stock issued in the Merger and the adjusted tax basis of the Management Company assets acquired in the Merger. Although the Company would not directly recognize gain or loss as a result of the failure of the Merger to qualify as a reorganization under Section 368(a) of the Code, the Company will be primarily liable as the successor to the Management Company for the resulting tax liability imposed on the Management Company. Furthermore, the failure of the Merger to qualify as a reorganization may cause the InterMation spin-off to fail to qualify as a tax-free corporate division under Section 355(a)(1) of the Code.

STATE AND LOCAL TAXES

    The Company or its shareholders, or both, may be subject to state or local taxes in other jurisdictions such as those in which the Company may be deemed to be engaged in activities or in which shareholders reside or own property or other interests. Such tax treatment of the Company and its shareholders in states having taxing jurisdiction over them may differ from the federal income tax treatment described in the summary. Each shareholder should consult his or her tax advisor as to the status of the Securities under the respective state laws applicable to them.

                              PLAN OF DISTRIBUTION

    The Company may sell the Securities to one or more underwriters for public offering and sale by them or may sell the Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement.

    Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed, at prices relating to the prevailing market prices at the time of sale or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and such compensation received from the Company will be described, in the applicable Prospectus Supplement.

    Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

    Certain of the underwriters, dealers and agents and their affiliates may be customers of, engage in transactions with and perform services for the Company and its subsidiaries in the ordinary course of business.

    Unless otherwise specified in the related Prospectus Supplement, each series of Securities will be a new issue with no established trading market, other than the Common Stock. The Common Stock is currently quoted on Nasdaq and has been approved for listing on the NYSE commencing May 5, 1995. Unless otherwise specified in the related Prospectus Supplement, any shares of Common Stock sold pursuant to a Prospectus Supplement will be listed on the NYSE, subject to official notice of issuance. The Company may elect to list any series of Debt Securities or Preferred Stock on an exchange or Nasdaq, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, there can be no assurance as to the liquidity of, or the trading market for, the Securities.

    In order to comply with the securities laws of certain states, if applicable, the Securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

    Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Securities offered hereby may not simultaneously engage in market making activities with respect to the Securities for a period of two business days prior to the commencement of such distribution.

                                    EXPERTS

    The financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

    The validity of the Securities will be passed upon for the Company by Perkins Coie, Seattle, Washington.

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    NO  DEALER, SALESPERSON OR OTHER INDIVIDUAL  HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. NEITHER THIS PROSPECTUS SUPPLEMENT NOR THE ACCOMPANYING PROSPECTUS CONSTITUTES AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE
UNLAWFUL.   NEITHER  THE  DELIVERY   OF  THIS  PROSPECTUS   SUPPLEMENT  NOR  THE
ACCOMPANYING  PROSPECTUS  NOR   ANY  SALE  MADE   HEREUNDER  SHALL,  UNDER   ANY
CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
                   PROSPECTUS SUPPLEMENT
Available Information..........................         S-2
Incorporation of Certain Documents by
 Reference.....................................         S-2
The Company....................................         S-3
Recent Developments............................         S-4
The Offering...................................         S-5
Risk Factors...................................         S-6
Use of Proceeds................................        S-11
Price Range of Common Stock and Distribution
 History.......................................        S-11
Certain Federal Income Tax Considerations to
 Holders of Common Stock.......................        S-12
Underwriting...................................        S-16
Legal Matters..................................        S-16

                  PROSPECTUS
Available Information..........................           2
Incorporation by of Certain Documents by
 Reference.....................................           2
The Company....................................           3
Use of Proceeds................................           3
Ratios of Earnings to Fixed Charges............           3
Description of Debt Securities.................           4
Description of Common Stock and Class B Common
 Stock.........................................          14
Description of Preferred Stock.................          17
Restrictions on Transfers of Capital Stock;
 Excess Stock..................................          23
Certain Federal Income Tax Considerations......          24
Plan of Distribution...........................          32
Experts........................................          33
Legal Matters..................................          33

                                2,100,000 SHARES

                                     [LOGO]

                              CLASS A COMMON STOCK

                               -----------------

                             PROSPECTUS SUPPLEMENT

                               -----------------

                               SMITH BARNEY INC.

                                JANUARY 16, 1997

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